Exhibit 2.1

DATED 21 JUNE 2019

RAMBUS INC.
and
VISA INTERNATIONAL SERVICE ASSOCIATION
__________________________________________
SHARE PURCHASE AGREEMENT
relating to the sale and purchase of
Shares in Smart Card Software Limited
__________________________________________
Slaughter and May
One Bunhill Row
London EC1Y 8YY
(JAYP/AZXL)
560031197

CONTENTS
Page
1.    Interpretation    4
2.    Sale and purchase    22
3.    Consideration    22
4.    Conditions    23
5.    Pre-Completion Obligations    25
6.    Completion    32
7.    Obligations after Completion    33
8.    Seller Warranties    35
9.    Purchaser’s warranties and undertakings    36
10.    Purchaser’s remedies and Seller’s limitations on liability    37
11.    Intellectual Property and Business Information    37
12.    Restrictions on the Seller    39
13.    Insurance    41
14.    Effect of Completion    41
15.    Remedies and waivers    42
16.    Assignment    42
17.    Entire agreement    42
18.    Notices    43
19.    Confidentiality and announcements    44
20.    Costs and expenses    46
21.    VAT    46
22.    Deductions and withholdings    46
23.    Further assurance    46

24.    Invalidity    46
25.    Counterparts    47
26.    Variation    47
27.    Contracts (Rights of Third Parties) Act 1999    47
28.    Choice of governing law    47
29.    Jurisdiction    47
30.    Seller’s agent for service    48
31.    Purchaser’s agent for service    48

SCHEDULES AND ATTACHMENTS
Schedule 1 (Completion Arrangements)    50
Schedule 2 (Warranties)    54
Schedule 3 (Limitations on the Seller’s Liability)    76
Schedule 4 (Completion Accounts)    87
Schedule 5 (Tax Covenant)    96
Schedule 6 (Transitional Services)    117
Schedule 7 (Employees)    118
Attachment 1 (Basic information about the Hazel Group)    124
Attachment 2 (Relevant Properties)    139

AGREED FORM DOCUMENTS
Additional Data Room Documents
Completion Disclosure Letter
Deeds of Termination for Intercompany Agreements
Letters of Resignation of Directors and Secretaries

Trade Mark Assignment Agreement
Share Certificate Indemnity
Signing Disclosure Letter
Signing Power of Attorney
Voting Power of Attorney

THIS AGREEMENT is made the 21 day of June 2019
PARTIES:

1.	RAMBUS INC., a company incorporated in Delaware whose registered office is at 1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089 (registered number 2713545) (the “Seller”); and

2.	VISA INTERNATIONAL SERVICE ASSOCIATION, a company incorporated in Delaware whose principal office is at 900 Metro Center Boulevard, Foster City, CA 94404 (registered number 802339) (the “Purchaser”),
(each a “party” and together the “parties”).
BACKGROUND:

(A)
Particulars of: (i) each member of the Company (as defined in this Agreement) are set out in Part A of Attachment 1 (Basic information about the Hazel Group); and (ii) the rest of the Hazel Group are set out in Part B of Attachment 1 (Basic information about the Hazel Group).

(B)
The Seller has agreed to sell, and the Purchaser has agreed to purchase and pay for, the Shares (as defined in this Agreement), in each case on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:

“2017 Accounts Date”	means 31 December 2017;
“2018 Accounts Date”	means 31 December 2018;
"ACCC"	has the meaning given to that term in clause 4.1(C)(i);
“Accounts”	means the Company Accounts, the Ecebs Accounts and the Bell ID Accounts;
“Accrington Joint Venture”	means the joint venture between Ecebs and Merseyside Passenger Transport Executive which operates through Accrington Technologies Limited;
“Accrington Joint Venture SHA”
means the shareholders’ agreement entered into between Ecebs, Merseyside Passenger Transport Executive and Accrington Technologies Limited in relation to the Accrington Joint Venture, dated 1 October 2004;

“Additional Data Room Documents”	means the documents referred to in the spreadsheet entitled “Additional Data Room Documents” in the agreed form;
“Affiliates”	means: (i) in relation to the Seller, each other member of the Seller’s Group; and (ii) in relation to the Purchaser, each other member of the Purchaser’s Group;
“Allocation Schedules”	has the meaning given to it in clause 7.9;
“Anti-Corruption Law”
means:
(i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;
(ii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998;
(iii) the Bribery Act 2010; and
(iv) any other anti-bribery or anti-corruption law which is applicable to any member of the Hazel Group and any Associated Person of such member of the Hazel Group (including any: (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement, in each case, having the force of law);

“Associated Person”	means, in relation to a company, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company;
“AWS Contract”	means the contract cited in response to the Purchaser’s due diligence question entitled “Visa VDR 91” as being available at http://aws.amazon. com/agreement;
“Base Consideration”	has the meaning given to that term in clause 3.1(A);

“Bell ID”	means Bell Identification B.V., details of which are set out in Attachment 1 (Basic information about the Hazel Group);
“Bell ID Accounts”	means the audited financial statements of Bell ID in respect of the accounting reference period ended on the 2017 Accounts Date;
“Borrowings”
means, in respect of each member of the Hazel Group, the aggregate amount of all outstanding borrowings and outstanding indebtedness or other financing liabilities or obligations of such member of the Hazel Group for the payment or repayment of money (including short term and long term income tax payables, short term and long term deferred rent, Transaction Expenses and any Inter-Company Payables of such member of the Hazel Group, in each case, which remain outstanding as at the Effective Time, but excluding amounts owed by Accrington Technologies Limited to Merseyside Passenger Transport Executive);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York;
“Business Information”
means all information (in whatever form held) including all:
(i) formulas, designs, specifications, drawings, know-
       how, manuals and instructions;
(ii) customer and supplier lists, sales, marketing and
       promotional information;
(iii) business plans and forecasts;
(iv) technical or other expertise; and
(v) all accounting and Tax records, correspondence,
       orders and enquiries;

“Business IT”	means all Information Technology which is owned or used by any member of the Hazel Group and which is, in each case, material to the business of any member of the Hazel Group;
“Cash”
means, in respect of each member of the Hazel Group: (i) the aggregate amount of any cash, bank deposits or cash equivalents in hand or credited to any account with a financial institution, together with accrued interest, (including Inter-Company Receivables) held by or on behalf of such member of the Hazel Group; and (ii) receivables for prepaid corporate income tax;

“Cash Bonuses"	has the meaning given to that term in clause 7.8;
“Cash Value”	means, in respect of each member of the Hazel Group, the aggregate of the amounts of Cash held by such member of the Hazel Group as at the Effective Time;
“CFA 2017”	means the Criminal Finances Act 2017;
“Claim”	means a claim against the Seller for breach of any Seller Warranty;
"CMA"	has the meaning given to that term in clause 4.1(A);
“Company”	means Smart Card Software Limited, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Hazel Group);
“Company Accounts”	means the audited financial statements of the Company in respect of the accounting reference period ended on the 2017 Accounts Date;
“Completion”	means completion of the sale and purchase of the Shares under this Agreement;
“Completion Accounts”	has the meaning given to that term in Part A of Schedule 4 (Completion Accounts);
“Completion Date”	means the date on which Completion takes place;
“Completion Disclosure Letter”
means the letter of the same date as the Completion Date written by the Seller to the Purchaser and delivered to the Purchaser’s Solicitors on behalf of the Purchaser, pursuant to which certain disclosures relating to facts, matters or circumstances occurring after the date of this Agreement may be made against the Fundamental Warranties and the Compliance Warranties, in the agreed form (except in relation to the specific disclosures in that letter);

“Completion Payment”	has the meaning given to that term in clause 3.3;
“Compliance Warranties”	means the Seller Warranties set out in paragraphs 15.7 to 15.9 of Part A (Seller Warranties) of Schedule 2 (Warranties) and "Compliance Warranty", means any one of them;

“Confidentiality Agreement”
means the confidentiality agreement dated 5 March 2019 between the Seller and the Purchaser pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Hazel Group;

“Consideration”	has the meaning given to that term in clause 3.1;
"Contract Based Schemes"	has the meaning given to that term in paragraph 21.1(A) of Part A (Seller Warranties) of Schedule 2 (Warranties);
“Crossbow Contract”
means the agreement between Rambus Chip Technologies (India) Private Limited and Crossbow Labs LLP dated 7 March 2018 relating to security compliance and disclosed at reference 6.1.4.3.2 of the Data Room;

“CTA 2010”	means the Corporation Tax Act 2010;
“Customer Revenue Spreadsheet”
means the document at reference 4.8.7 of the Data Room in relation to actual and forecasted customer revenue by product and revenue category per quarter for the period commencing 1 January 2019 and ending 31 December 2019;

“Data Room”
means the online virtual data room hosted by Merrill Corporation as at 16 June 2019, together with the Additional Data Room Documents, a copy of which has been provided to the Purchaser on the date of this Agreement;

“Data Protection Authority”	means any body responsible for enforcing Data Protection Legislation;
“Data Protection Legislation”
means any law or regulation pertaining to data protection, privacy, and/or the processing of personal data which is applicable to the Hazel Group, including: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) and any national law issued under that Regulation; and (c) any other similar national privacy law;

“Debt Value”	means, in respect of each member of the Hazel Group, the aggregate of the amounts of Borrowings of such member of the Hazel Group as at the Effective Time;
"Disclosed Schemes"	has the meaning given to that term in paragraph 21.1(B) of Part A (Seller Warranties) of Schedule 2 (Warranties);
“Dispute Notice”	has the meaning given to that term in paragraph 7 of Part A (Seller Warranties) of Schedule 4 (Completion Accounts);
“Disputed Items”	has the meaning given to that term in paragraph 7 of Part A (Seller Warranties) of Schedule 4 (Completion Accounts);
“Draft Completion Accounts”	has the meaning given to that term in paragraph 1 of Part A (Seller Warranties) of Schedule 4 (Completion Accounts);
“Ecebs”	means Ecebs Limited, details of which are set out in Attachment 1 (Basic information about the Hazel Group);
“Ecebs Accounts”	means the audited financial statements of Ecebs in respect of the accounting reference period ended on the 2017 Accounts Date;
“Ecebs Unaudited Accounts”
means the unaudited draft financial statements (without accompanying footnotes) for Ecebs for the 12 month period ended on the 2018 Accounts Date (which as at the date of this Agreement are undergoing an audit process);

“Effective Time”	means 5:00 p.m. on the Completion Date;
“Employment and Pensions Warranties”	means the Seller Warranties in paragraphs 19 to 21 of Part A (Seller Warranties) of Schedule 2 (Warranties);
“Encumbrance”
means any claim, mortgage, charge, pledge, lien, equitable right, option, retention of title, hypothecation, right to acquire, right of pre-emption, right of first refusal or other security interest or third party right of any kind or any agreement, arrangement or obligation to create any of the foregoing;

“Estimated Cash Value”	means the Seller’s good faith estimate of the Cash Value;

“Estimated Debt Value”	means the Seller’s good faith estimate of the Debt Value;
“Estimated Inter-Company Payables”	means the Seller’s good faith estimate of the amount of the Inter-Company Payables;
“Estimated Inter-Company Receivables”	means the Seller’s good faith estimate of the amount of the Inter-Company Receivables;
“Estimated Net Cash Balance”	means the Estimated Cash Value less the Estimated Debt Value;
“Estimated Working Capital”	means the Seller’s good faith estimate of the Working Capital;
“Excess Employees”	means those employees of a member of the Hazel Group who are listed in Annex 1 to Schedule 7 (Employees);
“Expert”	has the meaning given to that term in paragraph 10(B)(ii) of Part A (Preparation and determination of Completion Accounts and payment provisions) of Schedule 4 (Completion Accounts);
“Fairly Disclosed”
means disclosed in such a manner and in such detail so as to enable the Purchaser to identify and understand the nature and scope of the matter disclosed and to make a reasonable assessment of the impact of the matter disclosed on the Company and the other members of the Hazel Group;

“Fundamental Warranties”	means the Seller Warranties set out in paragraphs 1, 2, 3.2, and 3.3 of Part A (Seller Warranties) of Schedule 2 (Warranties), and “Fundamental Warranty” means any of them;
“Fundamental Warranty Breach”	has the meaning given to that term in clause 8.5;
“Group Companies”	means the Company and the Subsidiaries and a “Group Company” means any one of them;
“Hazel Group”	means the Company, all the Subsidiaries and the Joint Ventures and a “member of Hazel Group” means any one of them;
“Hazel Marks”
means any registered trade marks or rights in unregistered trade marks owned by any member of the Hazel Group that include any of the marks VAULTIFY or the “V” logo (as represented by US trade mark application no. 88159355) (but excluding any non-distinctive or descriptive elements) and any marks which are confusingly similar to any such marks;

“HMRC”	means Her Majesty’s Revenue & Customs;
“Information Memorandum”	means the information memorandum which includes information on the Hazel Group and the transactions contemplated by this Agreement dated 5 March 2019;
“Information Technology”	means computer systems, communication systems, software, hardware and networks;
“Information Technology Warranties”	means the Seller Warranties in paragraphs 17.1 to 17.3 (inclusive), 17.5 to 17.7 (inclusive) and 17.10 to 17.21 (inclusive) of Part A (Seller Warranties) of Schedule 2 (Warranties);
“Intellectual Property”
means patents, rights in inventions, trade marks, rights in designs, copyrights (including subsisting in software) and database rights (in each case, whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Inter-Company Agreements”
means the written agreements between, on the one hand, one or more members of the Hazel Group, and on the other hand, one or more members of the Seller’s Group, all of which are set out in folder 10.5 of the Data Room;

“Inter-Company Payables”
means, in respect of each member of the Hazel Group, the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, from such member of the Hazel Group to the Seller’s Group as at the Effective Time (but not, for the avoidance of doubt, any such amounts owing between members of the Hazel Group);

“Inter-Company Receivables”
means, in respect of each member of the Hazel Group, the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, to that member of the Hazel Group from the Seller’s Group as at the Effective Time (but not, for the avoidance of doubt, any such amounts owing between members of the Hazel Group);

“Joint Ventures”	means the Accrington Joint Venture and the Nevis Joint Venture;
"Life Assurance Schemes"	has the meaning given to that term in paragraph 21.1(C) in Part A (Seller Warranties) of Schedule 2 (Warranties);
"Listed Employees"	means the employees of each member of the Hazel Group, together with the Misplaced Employees, but excluding the Excess Employees;
"Listed Workers"
means all agency workers, consultants, contractors, workers and other personnel (excluding the Listed Employees) engaged by one or more members of the Hazel Group to perform services for that or those members of the Hazel Group;

“Long Stop Date”	means the date which is 12 months from the date of this Agreement;
“Management Accounts”	means the unaudited financial statements of each of the Company, Ecebs and Bell ID, prepared on a quarterly basis, for the period commencing on 1 January 2018 and ending on 31 March 2019;
“Material Contract”
means each written contract between:
(i) one or more members of the Hazel Group and each of the Hazel Group’s largest 20 customers by revenue (with reference to the revenue of the Hazel Group for the accounting reference period ended on the 2018 Accounts Date) as set out in document 4.8.2 of the Data Room; and
(ii) one or more members of the Hazel Group and each of the Hazel Group’s largest 10 suppliers (of goods and services, including IT services) by cost to the Hazel Group (with reference to the costs of the Hazel Group for the accounting reference period ended on the 2018 Accounts Date as set out on page 37 of the KPMG Project Hazel Financial Vendor Due Diligence Report dated 25 March 2019;

“Misplaced Employees”	means those employees of a member of the Seller’s Group who are listed in Annex 2 to Schedule 7 (Employees) of this Agreement;

“Net Cash Balance”	means the Cash Value less the Debt Value;
“Nevis Joint Venture”	means the joint venture between Ecebs and Strathclyde Partnership for Transport which operates through Nevis Technologies Limited;
“Nevis Joint Venture SHA”
means the shareholders’ agreement entered into between Ecebs, Strathclyde Partnership for Transport and Nevis Technologies Limited (previously known as Pacific Shelf 1667 Limited) in relation to the Nevis Joint Venture, dated 24 October 2011;

“Normalised Working Capital”	means an amount equal to - $2,253,330 (negative two million, two-hundred and fifty-three thousand, three-hundred and thirty dollars);
“Offer”	has the meaning given to that term in paragraph 2.1 of Schedule 7 (Employees);
“Owned Intellectual Property”	means all Intellectual Property and rights in Business Information that are owned by any member of the Hazel Group;
“pre-contractual statement”	has the meaning given to that term in clause 17.3;
“Proceedings”
means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Property”	means freehold, leasehold or other immovable property in any part of the world;
“Proprietary Software”
means the software solutions and systems licensed out by, or under development for licensing out by, the members of the Hazel Group to their respective end-user customers, including under the brands ‘TOKEN SERVICE PROVIDER’, ‘TOKENIZATION MANAGEMENT’, ‘HOST CARD EMULATION’, ‘SECURE ELEMENT MANAGEMENT’, ‘EMV SMART CARD MANAGEMENT’, ‘PAYMENT ACCOUNT TOKENIZATION’, ‘VAULTIFY SHOP’, ‘TOKEN GATEWAY’, ‘VAULTIFY TRADE’, ‘HCE TICKET WALLET SERVICE’, ‘HCE TICKETING APP’, ‘REMOTE TICKET DOWNLOAD (RTD)’, ‘HOST OPERATOR OR PROCESSING SYSTEM (HOPS)’, ‘CARD MANAGEMENT SYSTEM (CMS)’, ‘SMART TICKET CHECKER APP’, ‘SMART CARDS’, ‘CONTACTLESS SMART CARDS’, ‘CONTACT SMART CARDS’, ‘DUAL INTERFACE SMART CARDS’ and ‘DATA WAREHOUSE’;

“Proprietary Tools”
means specifications, design documentation, devices, prototypes, designs and schematics, design tools, testing harnesses, input and output formats, algorithms, file structures, software architecture, source code and object code, readable or computer or other machine readable data, databases, data compilations and collections, technical data and performance data, data application programming interfaces, and any associated documentation, in each case, relating to any Proprietary Software;

“Pulsant Contract”	means the contract at Data Room reference 6.1.4.3.1;
“Purchaser Group Agent”	has the meaning given to that term in clause 31.1;
“Purchaser’s Group”	means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;
“Purchaser’s Relief”	has the meaning given to that term in paragraph 1.1 of Schedule 5 (Tax Covenant);
“Purchaser Warranties”	means each of the statements set out in Part B (Purchaser Warranties) of Schedule 2 (Warranties) and “Purchaser Warranty” means any one of them;
“Purchaser’s Solicitors”	means Linklaters LLP of One Silk Street, London EC2Y 8HQ;
“Rebrand Date”	has the meaning given to that term in clause 11.6(B);
“Registered IP Contact List”	means details of all trade mark and patent attorney contacts managing any Registered Owned IP;
“Registered IP Documents”
means all (i) files and documents to the extent directly relating to the applications made for, and/or the prosecution of, any Registered Owned IP; and (ii) other documents (including any original registration certificates for any Registered Owned IP) to the extent directly relating to the portfolio management of the Registered Owned IP, in each case (a) in the possession, or under the control, of a member of the Seller’s Group, and (b) reasonably required for the day-to-day portfolio management of the Registered Owned IP;

“Registered Owned IP”	means all Owned Intellectual Property that is registered or the subject of applications for registration with any competent authority for the registration of, or registry of, Intellectual Property;
“Regulation”	has the meaning given to that term in clause 4.1(B);
“Relevant Property”	means the Properties referred to in Attachment 2 (Relevant Properties);
“Relevant Regulatory Authority”	has the meaning given to that term in clause 4.3;
“Relevant Rights”
means any Intellectual Property or rights in Business Information owned by any member of the Hazel Group on Completion and which in the 12 months prior to Completion have been used exclusively in relation to the business of the Seller’s Group and do not relate to any products or services under development by, or planned to be released by, any member of the Hazel Group and excluding any Intellectual Property or rights in Business Information subsisting in, or otherwise protecting, any Proprietary Software, Proprietary Tools or Hazel Marks;

“Relevant Rights Materials”	has the meaning given to that term in clause 11.1;
“Relief”
includes any right to repayment of Tax from a Tax Authority and any relief, loss, allowance or credit in respect of Tax and any deduction in computing or against Tax or Income, Profits or Gains for Tax purposes;

“Restricted Employee”	has the meaning given to that term in clause 12.4(A);
“Restricted Period”	has the meaning given to that term in clause 12.4(B);
“Restricted Territory”	has the meaning given to that term in clause 12.4(C);
“Secondary Warranty”
means the Seller Warranties set out in paragraphs 15.7 to 15.9 (inclusive), 16 and 17 of Part A (Seller Warranties) of Schedule 2 (Warranties), excluding the Third Party IP Infringement Warranty and “Secondary Warranty” means any of them;

“Section 338 Election”	has the meaning given to that term in clause 7.9;
“SecureKey Agreement”	means the Agreement for the Delivery of Licences, Implementation Services, Support and Maintenance between Bell ID and SecureKey Technologies, Inc., dated 30 May 2012;

“Seller’s Agent”	has the meaning given to that term in clause 30.1;
“Seller’s Bank Account”
means the bank account of the Seller as notified in writing to the Purchaser at least 10 Business Days prior to the Completion Date (and for these purposes, such notification must be signed by an authorised representative of the Seller);

“Seller’s Group”
means the Seller, its subsidiaries and subsidiary undertakings from time to time (except members of the Hazel Group), any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company;

“Seller Marks”
means any registered trade marks or rights in unregistered trade marks owned by any member of the Seller’s Group that include any of the marks RAMBUS or the “R” logo (as represented by US trade mark registration no. 78377408) or the digital wave form logo (but excluding any non-distinctive or descriptive elements) and any marks which are confusingly similar to any such marks (but excluding the Hazel Marks);

“Seller’s Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;
“Seller Warranties”	means each of the statements set out in Part A (Seller Warranties) of Schedule 2 (Warranties) and “Seller Warranty” means any one of them;
“Senior Employee”	means each of Jerome Nadel, Russell McCullagh, Chakib Bouda, Max Roebuck and Frank Maduri;
“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Shares”	means the 43,828,000 ordinary shares of £0.00005 each in the share capital of the Company;
“Signing Disclosure Letter”
means the letter of the same date as this Agreement written by the Seller to the Purchaser and delivered to the Purchaser’s Solicitors on behalf of the Purchaser, pursuant to which certain disclosures are made against the Seller Warranties, in the agreed form;

“Subsidiary”
means at any relevant time any then subsidiary or subsidiary undertaking of the Company, basic information concerning each current subsidiary and subsidiary undertaking of the Company being set out in Part B of Attachment 1 (Basic information about the Hazel Group);

“Surviving Clauses”	means clause 1 (Interpretation), clauses 15 (Remedies and waivers) to 22 (Deductions and withholdings) and clauses 24 (Invalidity) to 31 (Purchaser’s agent for service);
“Tax”	has the meaning given to that term in paragraph 1.1 of Schedule 5 (Tax Covenant);
“Tax Authority”	has the meaning given to that term in paragraph 1.1 of Schedule 5 (Tax Covenant);
“Tax Covenant”	means the tax covenant set out in Schedule 5 (Tax Covenant);
“Tax Warranties”	means the Seller Warranties set out in paragraphs 22 to 32 of Part A (Seller Warranties) of Schedule 2 (Warranties);
“TCGA 1992”	means the Taxation of Chargeable Gains Act 1992;
“TCH”	means TCH Secure Digital Payment L.L.C.;
“TCH Agreement”	means the Agreement for the Delivery of Licenses, Service, Support and Maintenance between Bell ID and TCH, dated 11 May 2015 (as amended);
“Third Party”	has the meaning given to that term in clause 27.1;
“Third Party Claim”	has the meaning given to that term in paragraph 5.1 of Schedule 3 (Limitations on the Seller’s Liability);
“Third Party IP Infringement Warranty”	means the Seller Warranty set out in paragraph 17.12 of Part A (Seller Warranties) of Schedule 2 (Warranties);
“Third Party Rights Provisions”	has the meaning given to that term in clause 27.1;
“Trade Mark Assignment Agreement”	means the agreed form document titled ‘Trade Mark Assignment Agreement’ effecting the assignment to Ecebs of certain trade marks owned by the Seller;

"Transaction"	has the meaning given to that term in clause 4.1(A);
“Transaction Documents”
means the Confidentiality Agreement, this Agreement (including, for the avoidance of doubt, the Tax Covenant), the Trade Mark Assignment Agreement, the Signing Disclosure Letter, the Completion Disclosure Letter and any other agreements entered into pursuant to this Agreement;

“Transaction Expenses”	means fees, costs or expenses which have been incurred (but are unpaid) by any member of the Hazel Group in connection with the transactions contemplated by this Agreement;
“Transferring Domain Names”
means the domain names: vaultifyshop.com, vaultifygo.com, vaultifytrade.com, vaultifythings.com, vaultify.com, vaultifysecurity.com, vaultify.net, vaultifysecurity.org, vaultify.org, vaultify.info, vaultifysecurity.info, vaultify.xyz, vaultifysecurity.xyz and cryptotokenization.com;

"Transitional Services"	has the meaning given to that term in Schedule 6 (Transitional Services);
"VAT"
means:
(i) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);
(ii) to the extent not included in paragraph (i) above, any value added tax imposed by VATA and legislation and regulations supplemental thereto; and
(iii) any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere;

“VATA”	means the Value Added Tax Act 1994;
“White Box Contract”	means the agreement titled “IP License Agreement” between Mercury Corp. and the Seller dated 25 January 2017 and disclosed at reference 6.1.4.2.32 of the Data Room;

“Working Capital”
means, in respect of each member of the Hazel Group, the aggregate amount of: (i) current assets (excluding receivables for prepaid corporate income tax and any amounts taken into account in calculating the Inter-Company Receivables); and (ii) current liabilities (including both short term and long term deferred revenue but excluding income tax payables, deferred rent and any amounts taken into account in calculating the Inter-Company Payables), in each case, as at the Effective Time;

“Working Capital Excess”	has the meaning given to that term in paragraph 15(B) of Part A (Preparation and determination of Completion Accounts and payment provisions) of Schedule 4 (Completion Accounts);
“Working Capital Shortfall”	has the meaning given to that term in paragraph 15(B) of Part A (Preparation and determination of Completion Accounts and payment provisions) of Schedule 4 (Completion Accounts); and
“Working Hours”	means 8:30 a.m. to 6:30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, paragraphs, Schedules and Attachments are to clauses and paragraphs of, and Schedules and Attachments to, this Agreement;

(B)
references to any document in the “agreed form” means that document in a form agreed by the parties and either: (i) initialled for the purposes of identification; or (ii) acknowledged by email as being in the agreed form for the purposes of this Agreement, in each case, by the Purchaser’s Solicitors on behalf of the Purchaser and by the Seller’s Solicitors on behalf of the Sellers, in each case on or after the date of this Agreement;

(C)	use of any gender includes the other genders;

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(E)	references to a “company” shall be construed so as to include any, corporation or other body corporate, wherever and however incorporated or established;

(F)
references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(G)
the expressions “accounting reference date”, “accounting reference period”, “allotment”, “body corporate”, “debentures”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Act 2006;

(H)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(I)	references to times are to London time (unless otherwise specified);

(J)
references to “$” or “USD” or “dollars” are to United States dollars, the lawful currency of the United States of America and, unless otherwise specified, reference to any amount in such currency shall be deemed to include an equivalent amount in any other currency;

(K)	references to “£”, “GBP”, “pounds” or “sterling” are to pound sterling, the lawful currency of the United Kingdom;

(L)	references to “€” or “EUR” are to Euro, the lawful currency of each participating member state that remains a member of the single currency of the European Union;

(M)
any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(N)	references to "costs" and/or "expenses" incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;

(O)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(P)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of sections 1122 and 1123 CTA 2010;

(Q)	references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail;

(R)	references to the knowledge, belief or awareness of the Seller (or similar phrases) shall be limited to the actual knowledge (as at the date of this Agreement) of:

(i)	in respect of the Employment and Pensions Warranties, Orna Sarfaty;

(ii)	in respect of the Information Technology Warranties, Jeff Moore;

(iii)	in respect of the Tax Warranties, Rahul Mathur; and

(iv)	in the case of all of the Seller Warranties, Jerome Nadel, Russell McCullagh, Chakib Bouda, Max Roebuck, Frank Maduri and Jae Kyung Kim,
in each case, having made reasonable enquiries of the persons of whom it would be reasonable for such individuals to make enquiries in respect of the subject matter to which the relevant Seller Warranties relate, including, for matters relating to Intellectual Property or rights in Business Information, enquiries of Chris Kosh and Gabe Olander;

(S)
except under clause 5 (Pre-Completion Obligations), references to a party being required to procure that any one or more members of the Hazel Group shall undertake, or refrain from undertaking, any matter or action shall mean, insofar as such references relate to Accrington Technologies Limited and/or Nevis Technologies Limited, that the party is required to use reasonable endeavours to procure the undertaking, or refrainment from undertaking, of such matter or action by Accrington Technologies Limited and/or Nevis Technologies Limited (as applicable) to the extent that it is lawfully able to do so in its capacity as indirect shareholder of such companies;

(T)
the rule known as the ejusdem generis rule shall not apply and accordingly, general words introduced by the other “other” shall be not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, or are followed by particular examples intended to be embraced by general words;

(U)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by that phrase or words of the like;

(V)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(W)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(X)
the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments; and

(Y)
any reference to a Tax of the United Kingdom (or any part thereof) shall be deemed to include any equivalent Tax of any part of the United Kingdom that is levied pursuant to the devolution of powers relating to Taxation to that part of the United Kingdom, unless the context otherwise requires.

2.	Sale and purchase

2.1	On Completion, the Seller shall sell the Shares, and the Purchaser shall purchase the Shares, with all rights attached or accruing to them as at Completion.

2.2	The Seller shall sell the Shares with full title guarantee and free from all Encumbrances.

2.3
The Seller hereby waives all rights of pre-emption over any of the Shares conferred upon it by the articles of association of the Company (or in any other way) and the Seller undertakes to take all reasonable steps necessary to ensure that any such rights are waived by no later than immediately prior to Completion.

3.	Consideration

3.1	The total consideration for the Shares shall be:

(A)	$75,000,000 (the “Base Consideration”); and

(B)	in respect of the Net Cash Balance:

(i)	plus an amount equal to the absolute value of the Net Cash Balance (if the Net Cash Balance is a positive number); or

(ii)	minus an amount equal to the absolute value of the Net Cash Balance (if the Net Cash Balance is a negative number); and

(C)	in respect of the Working Capital:

(i)	plus the Working Capital Excess; or

(ii)	minus the Working Capital Shortfall,

such amount, as may be adjusted pursuant to this Agreement, being the “Consideration” (provided that, in calculating the Net Cash Balance and the Working Capital, there shall (if relevant) be no double-counting of any asset, liability or expense).

3.2
The Consideration shall be calculated and paid in accordance with the remaining provisions of this clause 3 (Consideration), clause 6 (Completion), paragraph 1 of Part B (Purchaser's Obligations) of Schedule 1 (Completion Arrangements) and Schedule 4 (Completion Accounts).

3.3	The amount payable by the Purchaser at Completion with respect to the Shares shall be:

(A)	the Base Consideration; and

(B)	in respect of the Estimated Net Cash Balance:

(i)	plus an amount equal to the absolute value of Estimated Net Cash Balance (if the Estimated Net Cash Balance is a positive number); or

(ii)	minus an amount equal to the absolute value of Estimated Net Cash Balance (if the Estimated Net Cash Balance is a negative number); and

(C)	in respect of the Working Capital:

(i)	plus, if the Estimated Working Capital is greater than the Normalised Working Capital, an amount equal to the absolute value of such excess; or

(ii)	minus, if the Estimated Working Capital is less than the Normalised Working Capital, an amount equal to the absolute value of such difference,
(together, the “Completion Payment”).

3.4
At Completion, the Purchaser shall pay to the Seller the Completion Payment in accordance with clause 6 (Completion) and paragraph 1 of Part B (Purchaser's Obligations) of Schedule 1 (Completion Arrangements).

3.5	Five Business Days prior to Completion, the Seller shall notify the Purchaser of:

(A)	the Estimated Cash Value;

(B)	the Estimated Debt Value; and

(C)	the Estimated Working Capital.

3.6
The Seller’s notification pursuant to clause 3.5 shall specify the amount of the Estimated Inter-Company Receivables which has been included in the Estimated Cash Value, the amount of the Estimated Inter-Company Payables which has been included in the Estimated Debt Value and, in respect of each amount, the relevant debtor and creditor for each Estimated Inter-Company Payable and Estimated Inter-Company Receivable.

3.7
Any payment made by either party under this Agreement shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment, except when determining the amount of the Consideration for the purposes of clause 9.3 and paragraph 2 of Schedule 3 (Limitations on the Seller's liability).

4.	Conditions
Conditions Precedent

4.1	The sale and purchase of the Shares is conditional upon the satisfaction of the following conditions, or their satisfaction subject only to Completion taking place:

(A)	the Competition and Markets Authority (the “CMA”):

(i)
having indicated in a response to a briefing note that it has no further questions at that stage in relation to the proposed acquisition of all or any of the Shares as envisaged by this Agreement (the “Transaction”); or

(ii)	having provided the Purchaser with confirmation that the Transaction will not be subject to a reference under section 33 of the Enterprise Act 2002;

(B)
if, prior to the satisfaction or waiver (as applicable) of clause 4.1(A) and 4.1(C), a request to the European Commission is made by the competent authorities of one or more member states under Article 22(1) of Council Regulation EC 139/2004 (the “Regulation”) in relation to the Transaction or any part of it and is accepted by the European Commission:

(i)
the European Commission issuing or having been deemed to have issued a decision that the Transaction or, if applicable, part of the Transaction is compatible with the common market pursuant to the Regulation; and

(ii)
to the extent that one or more member states retain(s) jurisdiction over any part(s) of the Transaction, clearance from such Member State(s) in relation to such part(s) of the Transaction being obtained; and

(C)	the Purchaser having obtained:

(i)	confirmation from the Australian Competition and Consumer Commission (the “ACCC”) to the effect that the ACCC does not intend to conduct a public review, oppose or intervene in the Transaction; or

(ii)	merger authorisation for the Transaction from the ACCC or the Australian Competition Tribunal, as the case may be.
Responsibility for Satisfaction

4.2
The Purchaser shall use reasonable endeavours to procure the satisfaction of the conditions set out in clauses 4.1(A), 4.1(B) and 4.1(C) as soon as reasonably practicable, and in any event, before the Long Stop Date. For the avoidance of doubt, “reasonable endeavours” shall not require any undertakings or commitments to be offered or accepted (in the context of a remedies package for the relevant regulatory authority) that would have a materially detrimental effect on either party’s business such that it would be commercially unreasonable to the Purchaser (acting reasonably) to take such action. In particular, provided that the Seller promptly provides all information which is reasonably required by the Purchaser to the Purchaser, the Purchaser shall, as soon as possible and, in any event, by no later than 5:00 p.m. on 3 July 2019:

(A)	submit to the CMA a briefing note with a view to satisfying the CMA that it has no questions at that stage; and

(B)	submit to the ACCC a briefing note with a view to satisfying the ACCC that it does not intend to oppose the Transaction.

4.3
Without prejudice to clause 4.1, the Seller and the Purchaser agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body which relate to the satisfaction of the conditions set out in clause 4.1 (a “Relevant Regulatory Authority”) shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being re-quested to do so by the other.

4.4	The Purchaser shall where practicable:

(A)	promptly notify the Seller of any material communication (whether written or oral) from any Relevant Regulatory Authority;

(B)
give the Seller reasonable notice of and reasonable opportunity to participate in all material meetings and telephone calls with any Relevant Regulatory Authority (except where the Relevant Regulatory Authority requests that the Seller should not participate in all or part of the meeting or the telephone call); and

(C)
provide the Seller with drafts of all material written communications intended to be sent to any Relevant Regulatory Authority (excluding any information which is confidential to the Purchaser), give the Seller a reasonable opportunity to comment on them and take due consideration of any reasonable comments and provide the Seller with final copies of all such material communications (excluding information which is confidential to the Purchaser).

4.5
The Purchaser shall notify the Seller in writing of the satisfaction of the relevant conditions set out in clause 4.1 within one Business Day of becoming aware of the same. The condition set out in clause 4.1(B) shall be deemed to have been satisfied at the same time as the last of the conditions set out in clause 4.1(A) and 4.1(C) have been satisfied (or waived, as the case may be).

Non-Satisfaction/Waiver

4.6	The Purchaser may, at any time, waive in whole or in part and conditionally or unconditionally the conditions set out in clause 4.1 by notice in writing to the Seller.

4.7
If any of the conditions set out in clause 4.1 are not satisfied or waived by 5:00 p.m. on the Long Stop Date, either of the Seller or the Purchaser may, in its sole discretion, terminate this Agreement with immediate effect by delivering a written notice to the other party and, upon such termination becoming effective, neither the Seller nor the Purchaser shall have any claim against the other, save for any claim arising from a breach of any obligation contained in clause 4.1.

5.	Pre-Completion Obligations
The Seller’s Obligations in Relation to the Conduct of Business

5.1
The Seller shall procure that, between the date of this Agreement and Completion, no member of the Hazel Group shall undertake any act or matter which is outside the ordinary course of the business of such Hazel Group member (as such business is carried on prior to the date of this Agreement), without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

5.2
Without prejudice to the generality of clause 5.1 and subject to clause 5.6, the Seller shall procure that, between the date of this Agreement and Completion, each member of the Hazel Group shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(A)	enter into any material agreement or incur any material commitment involving any capital expenditure in excess of $500,000 per item and $2,000,000 in aggregate, in each case exclusive of VAT;

(B)
enter into, amend or vary (in each case, in any material respect) or terminate any agreement, or incur any material commitment, in each case, which is not capable of being terminated without compensation at any time with 12 months’ notice or less and which involves or may involve total annual expenditure in excess of $500,000, exclusive of VAT;

(C)	acquire, or agree to acquire, any asset or incur any material commitment to do so in excess of $500,000, exclusive of VAT;

(D)	enter into or amend any agreement involving consideration, expenditure or liabilities in excess of $500,000, exclusive of VAT;

(E)
dispose of, or agree to dispose of, any material asset (including any Owned Intellectual Property) at below market value (in the opinion of the Seller, acting reasonably) or for consideration in excess of $500,000, exclusive of VAT;

(F)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

(G)	incur any additional Borrowings or incur any other indebtedness in the nature of borrowings, in each case, in excess of $500,000;

(H)	make any loan exceeding $50,000 (other than the granting of any trade credit in the ordinary course of business) to any person (other than another member of the Hazel Group);

(I)
enter into any material guarantee, indemnity or other agreement to secure any obligation of a third party or create, or agree to create, any material Encumbrance over any of its assets (including any Owned Intellectual Property, subject to clause 5.2(Q)) or undertaking in any such case other than in the ordinary course of business;

(J)	create, allot or issue any share capital or loan capital or any option to subscribe for the same or otherwise amend its capital or legal structure;

(K)	declare, make or pay any dividend or other distribution to its shareholders;

(L)	amend its articles of association or equivalent constitutional documents;

(M)	institute or settle any legal proceedings in relation to claims exceeding $100,000, except for debt collection in the ordinary course of business;

(N)	institute or settle any legal proceedings in relation to any Owned Intellectual Property;

(O)	permit any Registered Owned IP to lapse as result of a failure to:

(i)	pay any renewal fees that fall due; or

(ii)
file any documents required to be submitted to any relevant authority for the registration of, or registry of, Intellectual Property, or fail to prosecute in the ordinary course of business any applications for any Registered Owned IP;

(P)	assign or otherwise dispose of, or agree to assign or otherwise dispose of any Owned Intellectual Property;

(Q)
grant any licence, or agree to grant any licence, in respect of, or create any Encumbrance over, or agree to create any Encumbrance over, Owned Intellectual Property, other than non-exclusive licences granted in the ordinary course of business;

(R)	make:

(i)	available under an open source licence or contribute to an open source project, any portion of:

(a)	Proprietary Software; or

(b)	Proprietary Tools; or

(c)	any other software owned by any member of the Hazel Group that is material to the business of the Hazel Group; or

(ii)	any use of any third party software (including any “open source software” or “free software”) that would require any member of the Hazel Group to:

(a)	disclose or distribute any source code of: (1) any Proprietary Software; or (2) other software owned by any member of the Hazel Group that is material to the business of the Hazel Group; or

(b)
make available: (1) any Proprietary Software; or (2) other software owned by any member of the Hazel Group that is material to the business of the Hazel Group, in each case, under a licence authorising the creation of derivative works;

(S)	save as required by law:

(i)
make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Senior Employee (other than in the ordinary course of business);

(ii)	provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his or her dependants;

(iii)	dismiss any Senior Employee, other than for gross or serious misconduct; or

(iv)	induce any Senior Employee to terminate their employment;

(T)	unless undertaken in order to comply with applicable law or the published practice of any Tax Authority:

(i)	make any material change to any of its methods, policies, principles or practices of Tax accounting or methods of reporting or claiming income, losses, or deductions for Tax purposes;

(ii)
enter into any material agreement with any Tax Authority, or amend in any material respect, terminate or rescind any material agreement with a Tax Authority that is in effect on the date of this Agreement;

(iii)	make or amend any material claim, election or option relating to Tax; or

(iv)	amend any Tax return in any material respect,
in each case, if any such matter or action could reasonably be expected to increase materially the Tax liabilities of or reduce materially the availability of Purchaser’s Reliefs to the Hazel Group (in aggregate) following Completion; or

(U)
make any entity classification election pursuant to US Treasury Regulation Section 301.7701-3 with respect to any member of the Hazel Group (and the Seller shall not make such an election with respect to any member of the Hazel Group); or

(V)	make any material change to its accounting practices or policies except as required by law or regulation.

5.3	The Seller shall have complied with its obligations under clauses 5.1 to 5.2 if it:

(A)
procures that Ecebs exercises its voting rights and other rights as shareholder of the Joint Ventures to vote against any resolution or proposal put to it in such capacity which is or would be inconsistent with the restrictions in clauses 5.1 and 5.2; and

(B)	refrains from proposing any such action or matter which is or would be inconsistent with such restrictions.

5.4	The Seller shall procure that Ecebs shall not provide its consent under:

(A)	clause 8 of the Accrington Joint Venture SHA in relation to the undertaking by Accrington Technologies Limited of the matters specified therein; and

(B)	clause 8 of the Nevis Joint Venture SHA in relation to the undertaking by Nevis Technologies Limited of the matters specified in part 3 of the schedule to the Nevis Joint Venture SHA, in each case, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).
Other Seller’s Obligations

5.5	Without prejudice to the generality of clause 5.1, between the date of this Agreement and Completion:

(A)
the Seller shall maintain in force all of the insurance policies held exclusively by and for the benefit of the members of the Hazel Group and all insurance policies maintained by the Seller’s Group under which any member of the Hazel Group is entitled to any benefit (whether directly or through a member of the Seller’s Group);

(B)
the Seller shall, and shall procure that the members of the Hazel Group (excluding the Joint Ventures) shall, in each case, provide the Purchaser and its agents (upon reasonable notice from the Purchaser and its agents) with reasonable access during Working Hours to the premises of the Seller or such Hazel Group member (as applicable) for the sole purpose of inspecting and copying all books, records and documents of or relating in whole or in part to the Hazel Group, provided that nothing in this clause 5.5(B) shall require the Seller to:

(i)
disclose or provide access to any books, records and documents which: (i) are confidential to the activities of the Seller (otherwise than in relation to the members of the Hazel Group); (ii) are subject to legal privilege; and/or (iii) contain commercially sensitive information (if such information cannot be shared with the Purchaser prior to Completion in compliance with applicable laws and regulations); or

(ii)	provide access to the premises of the Seller or Hazel Group member(s) (as applicable) if such access would be materially disruptive to the operation of its or their business;

(C)
the Seller shall procure the transfer to Ecebs of each Transferring Domain Name and make available to Ecebs all passwords, logins and access details in respect of the management and control of each Transferring Domain Name;

(D)	the Seller shall use reasonable endeavours to procure the novation of:

(i)	the White Box Contract from the Seller to a member of the Hazel Group;

(ii)	the Crossbow Contract from Rambus Chip Technologies (India) Private Limited to a member of the Hazel Group; and

(iii)	if a member of the Seller's Group is party to the AWS Contract and/or the Pulsant Contract, the AWS Contract and/or the Puslant Contract (as applicable) to a member of the Hazel Group, and, in each case, if the Seller is unable to procure such novation by the Completion Date, the Seller shall procure the assignment of the benefits of:

(a)	the White Box Contract from the Seller to a member of the Hazel Group;

(b)	the Crossbow Contract from Rambus Chip Technologies (India) Private Limited to a member of the Hazel Group; and

(c)	if a member of the Seller's Group is party to the AWS Contract and/or the Pulsant Contract, the AWS Contract and/or the Puslant Contract (as applicable) to a member of the Hazel Group, and, in each case, in such manner as does not negatively affect the Hazel Group as a result of any substantive changes to the terms of the White Box Contract, the Crossbow Contract, the AWS Contract and/or the Puslant Contract (as applicable). The Seller shall provide the Purchaser with the legal instruments giving effect to either the novation of, or the assignment of the benefit of, the White Box Contract, the Crossbow Contract, the AWS Contract and/or the Pulsant Contract (as applicable), in each case, pursuant to this clause 5.5(D); and

(E)	the Seller shall use reasonable endeavours to procure that no member of the Hazel Group nor any of its directors, officers, employees nor, insofar as it is reasonably practicable to do so, its Associated Persons or any other person acting on any member of the Hazel Group’s behalf, will engage in any activity or conduct that would result in a violation of:

(i)	any Anti-Corruption Laws;

(ii)	any applicable laws or regulations relating to anti-money laundering; or

(iii)
any applicable laws relating to export controls or economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.

Exceptions to Seller’s Obligations in Relation to the Conduct of Business

5.6	Clauses 5.1 to 5.5 shall not operate so as to prevent or restrict:

(A)
any action or matter which is reasonably undertaken by any member of the Hazel Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to that member of the Hazel Group, the Hazel Group as a whole or the Seller’s Group;

(B)	any action or matter which is required to give effect to and comply with the Transaction Documents;

(C)	any assignment or other transfer of any Relevant Rights from a member of the Hazel Group to a member of the Seller’s Group;

(D)
any action or matter which is required to be undertaken by one or more Hazel Group members to enable such Hazel Group member(s) or any one or more members of the Seller’s Group to comply with applicable legal or regulatory requirements (including the requirements of any governmental or regulatory authority or Tax Authority);

(E)	any action or matter from being undertaken at the written request of the Purchaser, provided, in each case, that the Seller shall:

(i)
notify the Purchaser in writing as soon as reasonably practicable of any action or matter described in this clause 5.6 which is undertaken or (to the extent reasonably practicable) which is proposed to be undertaken;

(ii)	provide to the Purchaser all such information as the Purchaser may reasonably request in connection with such action or matter; and

(iii)	in respect of any such proposed action or matter, shall use reasonable endeavours to consult with the Purchaser prior to undertaking such action or matter,

and further provided that nothing in this clause 5.6 shall require the Seller to provide to the Purchaser or otherwise disclose information which:

(a)	is confidential to the activities of the Seller (otherwise than in relation to the members of the Hazel Group);

(b)	is subject to legal privilege; and/or

(c)	is commercially sensitive (if such information cannot be shared with the Purchaser prior to Completion in compliance with applicable laws and regulations).
Employment matters

5.7	The parties shall comply with their obligations in relation to employment matters as set out in Schedule 7 (Employees).

6.	Completion

6.1	Completion shall take place at 5:00 p.m. at the offices of the Seller’s Solicitors at One Bunhill Row, London, EC1Y 8YY on the tenth Business Day after the later of:

(A)	the date on which all of the conditions set out in clause 4.1 have been satisfied (or deemed to have been satisfied) or waived, as applicable, in accordance with this Agreement; or

(B)
if a Fundamental Warranty Breach has occurred, the date by which that Fundamental Warranty Breach may have been remedied by the Seller as contemplated by, and without prejudice to the rights of the Purchaser under, clause 8.5, or at such other time and place as the Seller and the Purchaser may agree in writing.

6.2
At Completion the Seller shall do those things listed in Part A (Seller’s Obligations) of Schedule 1 (Completion Arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s Obligations) of Schedule 1 (Completion Arrangements). Completion shall take place in accordance with Part C (General) of Schedule 1 (Completion Arrangements).

6.3	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

6.4
If the respective obligations of the Seller and/or the Purchaser under clause 6.2 and Schedule 1 (Completion Arrangements) are not complied with on the Completion Date, the Purchaser (in the case of non-compliance by the Seller) or, as the case may be, the Seller (in the case of non-compliance by the Purchaser) may, by delivering a written notice to the other party on the Completion Date and without limiting any party’s right to claim damages:

(A)	defer Completion (so that the provisions of this clause 6 shall apply to Completion as so deferred);

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement with respect to the sale and purchase of the Shares by notice in writing to the other party.

6.5
If this Agreement is terminated in accordance with clause 6.4 (and without limiting any party’s right to claim damages), all obligations of the Seller and the Purchaser under this Agreement shall end (except under the provisions of the Surviving Clauses, but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

6.6
Payment by or on behalf of the Purchaser for the amount stated in clause 3 (Consideration) in accordance with paragraph 1 of Part B (Purchaser’s Obligations) of Schedule 1 (Completion Arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and purchase).

6.7	The provisions of Schedule 5 (Tax Covenant) shall have effect from Completion.

7.	Obligations after Completion
Completion Accounts

7.1	Following Completion, the parties shall comply with their respective obligations in Schedule 4 (Completion Accounts).
Transitional Services

7.2	Following Completion, the parties shall comply with their respective obligations in Schedule 6 (Transitional Services).
Miscellaneous

7.3	As soon as practicable after the Completion Date, the Purchaser shall procure that:

(A)
the minute books and registers of the Company and each other member of the Hazel Group are written up to reflect all matters required to be recorded therein arising in connection with the sale and purchase of the Shares and the other matters contemplated by this Agreement; and

(B)
all documents and other information required to be filed or provided to any relevant regulatory authority or governmental body by applicable laws in connection with the sale and purchase of the Shares and the other matters contemplated by this Agreement are duly filed or provided.

7.4
If, after Completion, a member of the Seller’s Group receives any written correspondence that the Seller is aware is intended for any one or more members of the Hazel Group, the Seller shall (or shall procure that the relevant member(s) of the Seller’s Group shall) provide a copy thereof to the Purchaser as soon as reasonably practicable after it becomes aware thereof.

7.5
As soon as practicable after the Completion Date and in any event no later than the date falling 90 days after the Completion Date, the Seller shall procure that the Registered IP Documents are delivered to the Purchaser or to a person nominated by the Purchaser.

7.6
For a period of six years commencing on the Completion Date, the Purchaser shall provide each member of the Seller’s Group with reasonable access to its premises to inspect and copy all books and records of each member of the Hazel Group (or, if practicable, the relevant parts of those books and records) which are required by any one or more members of the Seller’s Group for the sole purpose of enabling it or them to:

(A)	deal with its or their Tax, accounting and insurance affairs; and/or

(B)	comply with any regulatory or statutory duty and/or its or their obligations under the Transaction Documents, and, accordingly, the Purchaser shall retain such books and records for a period of six years commencing on the Completion Date and, upon being given reasonable notice by the relevant member of the Seller’s Group and subject to the relevant member of the Seller’s Group giving such confidentiality undertakings as the Purchaser may reasonably require, procure that such books and records are made available to the relevant member of the Seller’s Group for inspection and copying during Working Hours for such purpose, provided that nothing in this clause 7.6 shall require the Purchaser to provide such access if it would result in:

(i)	the breach of any binding obligations of confidentiality to which a member of the Purchaser’s Group is a party;

(ii)	the loss of legal advice privilege or attorney-client privilege; or

(iii)	the breach of applicable law or regulation.

7.7
For a period of six years commencing on the Completion Date, the Seller shall provide each member of the Purchaser’s Group with reasonable access to its premises to inspect and copy all books and records of each member of the Seller’s Group (or, if practicable, the relevant parts of those books and records) which are required by any one or more members of the Purchaser’s Group for the sole purpose of enabling it or them to:

(A)	deal with its or their Tax, accounting and insurance affairs; and/or

(B)	comply with any regulatory or statutory duty and/or its or their obligations under the Transaction Documents, and, accordingly, the Seller shall retain such books and records for a period of six years commencing on the Completion Date and, upon being given reasonable notice by the relevant member of the Purchaser’s Group and subject to the relevant member of the Purchaser’s Group giving such confidentiality undertakings as the Seller may reasonably require, procure that such books and records are made available to the relevant member of the Purchaser’s Group for inspection and copying during Working Hours for such purpose, provided that nothing in this clause 7.7 shall require the Purchaser to provide such access if it would result in:

(i)	the breach of any binding obligations of confidentiality to which a member of the Seller’s Group is a party;

(ii)	the loss of legal advice privilege or attorney-client privilege; or

(iii)	the breach of applicable law or regulation.

7.8
The Seller acknowledges that certain of the Listed Employees have been awarded transaction and/or retention bonuses (together, the “Cash Bonuses”). The Seller undertakes to pay and discharge all amounts and deliver all incentives when due to any employee of a member of the Hazel Group pursuant to the Cash Bonuses in accordance with their terms and the Seller indemnifies the Purchaser and the members of the Hazel Group on an ongoing after-Tax basis against any and all cost (including in relation to any Tax liability) in relation to such Cash Bonuses.

7.9
The Seller agrees that the Purchaser may make such elections under Section 338(g) of the US Internal Revenue Code of 1986, as amended (or corresponding or similar election under US state or local law) (such an election, a “Section 338 Election”) with respect to the acquisition of the Company and the other members of the Hazel Group pursuant to this Agreement as Purchaser determines may be desirable in its sole discretion. In the event that the Purchaser makes such a Section 338 Election, the Purchaser shall prepare schedules allocating the purchase price (as determined for US federal income tax purposes) among the assets of the Company and the relevant portion of such purchase price among each other member of the Hazel Group with respect to which a Section 338 Election is made (the “Allocation Schedules”). The Allocation Schedules shall be binding on the Seller and the Purchaser. The Seller and the Purchaser shall, and shall (to the extent they are able) procure that the Company shall, file all Tax returns and otherwise report the acquisition of the Hazel Group pursuant to this Agreement in a manner consistent with each such Allocation Schedules.

8.	Seller Warranties

8.1	The Seller warrants to the Purchaser that each of:

(A)	the Seller Warranties is true and accurate as at the date of this Agreement; and

(B)
the Fundamental Warranties and the Compliance Warranties will be true and accurate at Completion as if they had been repeated at Completion by reference to the facts and circumstances subsisting at that time and on the basis that any express or implied reference in any such Seller Warranty to the date of this Agreement shall be substituted by a reference to the Completion Date.

8.2
Each of the Seller Warranties shall be construed as separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Seller Warranty.

8.3	The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Seller Warranties to be breached if it has been Fairly Disclosed:

(A)	in the Signing Disclosure Letter (or in any document referred to in the Signing Disclosure Letter or delivered or deemed to be delivered with it); or

(B)
in the Completion Disclosure Letter (or in any document referred to in the Completion Disclosure Letter or delivered or deemed to be delivered with it), save that any disclosure made against a Fundamental Warranty in the Completion Disclosure Letter shall not preclude or otherwise restrict in any way whatsoever the Purchaser’s right to terminate this Agreement pursuant to clause 8.5.

8.4
The liability of the Seller in respect of any claim made under any Seller Warranty shall be subject to the limitations set out in clause 10 (Purchaser’s remedies and Seller’s limitations on liability).

Termination Rights

8.5
If, at any time prior to Completion, any matter, event or circumstance occurs which causes or would cause the Seller to be in breach of any Fundamental Warranty if such Fundamental Warranty was repeated at such time (a “Fundamental Warranty Breach”) and such breach is not remedied to the satisfaction of the Purchaser (acting reasonably) by the date which is the earlier of the date which is 30 days after the occurrence of such matter, event or circumstance or the date which falls 5 days prior to the Long Stop Date, the Purchaser may (without prejudice to the Purchaser’s right to claim damages or other compensation), by notice in writing to the Seller, terminate this Agreement (other than the Surviving Clauses) with immediate effect.

8.6
Any failure by the Purchaser to exercise its right to terminate this Agreement under clause 8.5 shall not constitute a waiver of any other rights of the Purchaser arising out of any breach of any Seller Warranty referred to in clause 8.5.

Notification

8.7
If, at any time prior to Completion, the Seller becomes aware of a Fundamental Warranty Breach, the Seller shall notify the Purchaser in writing as soon as practicable and in any event prior to Completion, setting out reasonable details of the matter in such notification. Any notification given pursuant to this clause 8.7:

(A)	shall not operate as a disclosure against any of the Fundamental Warranties (and the Fundamental Warranties shall not be subject to such notification); and

(B)	for the avoidance of doubt, shall be without prejudice to the rights of the Purchaser under clause 8.5.

9.	Purchaser’s warranties and undertakings

9.1	The Purchaser warrants to the Seller that each of the Purchaser Warranties:

(A)	is true and accurate as at the date of this Agreement; and

(B)
will be true and accurate at Completion as if they had been repeated at Completion by reference to the facts and circumstances subsisting at that time and on the basis that any express or implied reference in any such Purchaser Warranty to the date of this Agreement shall be substituted by a reference to the Completion Date.

9.2
Each of the Purchaser Warranties shall be construed as separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty.

9.3	The total aggregate liability of the Purchaser under Schedule 5 (Tax Covenant) (including all legal and other costs and expenses) shall not in any event exceed an amount equal to the Consideration.

9.4	No claim shall be brought against the Purchaser under paragraph 12.2 of Schedule 5 (Tax Covenant) after the date falling three months after the sixth anniversary of the Completion Date.

10.	Purchaser’s remedies and Seller’s limitations on liability
The liability of the Seller in respect of any claim under this Agreement or any other Transaction Document shall be subject to the limitations set out in Schedule 3 (Limitations on the Seller’s liability).

11.	Intellectual Property and Business Information

11.1
If, within a period of 6 months following Completion, any member of the Seller’s Group, or any member of the Purchaser’s Group or the Hazel Group, identifies any Relevant Rights owned by a member of the Hazel Group after Completion, the Seller (for Relevant Rights identified by a member of the Seller’s Group) or the Purchaser (for Relevant Rights identified by a member of the Purchaser’s Group or the Hazel Group) shall notify the other of the discovery of the Relevant Rights and such notice shall specify any materials in which any Relevant Rights subsist that are in the possession, or control, of a member of the Hazel Group (“Relevant Rights Materials”) and the Purchaser shall procure that such Relevant Rights are transferred to the Seller or a company nominated by the Seller for nominal consideration as soon as practicable after becoming aware of the ownership of such rights, unless the Seller confirms to the Purchaser that it does not require the transfer of the Relevant Rights, and the Seller shall indemnify the Purchaser and the relevant member of the Hazel Group on an after Tax basis against any reasonable and demonstrable costs properly incurred thereby (including any Tax payable, or that would be payable but for the use of any Purchaser’s Relief, in connection with that transfer).

11.2	Unless the Seller has confirmed to the Purchaser that it does not require the transfer of the Relevant Rights or the Purchaser has otherwise agreed with the Seller, within 10

Business Days of the transfer of the ownership of the Relevant Rights pursuant to clause 11.1, if a member of the Hazel Group does possess, or control the possession of, any Relevant Rights Materials, the Purchaser shall procure that:

(A)	a copy of those Relevant Rights Materials are provided to the Seller; and

(B)	those Relevant Rights Materials are permanently (where reasonably practicable) deleted or destroyed, and the Purchaser shall certify in writing to the Seller that the Purchaser has complied with its obligations under this clause 11.2.

11.3
The Seller hereby grants, and shall procure the grant by each other relevant member of the Seller’s Group, in each case, to the Purchaser (with effect from Completion) a non-exclusive, perpetual, irrevocable, worldwide, freely assignable, royalty-free licence (with the right to sub-license) of all Intellectual Property and rights in Business Information owned by the Seller or any other member of the Seller’s Group on Completion and which in the 12 months prior to Completion have been used in relation to the business of the Hazel Group (excluding all: (i) Seller Marks (including, for the avoidance of doubt, the name “RAMBUS” and the “R” logo (as represented by US trade mark registration no. 78377408)); and (ii) any Information Technology systems owned or used by, or for the benefit of, the Seller’s Group, including any Intellectual Property and rights in Business Information relating to any services provided to, or licensed to, the Purchaser as Transitional Services).

11.4
The Purchaser shall procure the grant by each relevant member of the Hazel Group, in each case, to the Seller (with effect from Completion) a non-exclusive, perpetual, irrevocable, worldwide, freely assignable, royalty-free licence (with the right to sub-license) of all Owned Intellectual Property owned by any member of the Hazel Group on Completion and which in the 12 months prior to Completion have been used in relation to the business of the Seller’s Group (excluding any Intellectual Property or rights in Business Information subsisting in, or otherwise protecting, any Proprietary Software, Proprietary Tools or Hazel Marks (and other trade marks owned at Completion by any member of the Hazel Group)).

11.5
Each of the Purchaser and the Seller shall procure the termination (with effect from Completion) of all licences (implied or otherwise) of any Intellectual Property or rights in Business Information between, on the one hand, any one or more members of the Seller’s Group, and on the other hand, any one or more members of the Hazel Group (excluding any licences granted pursuant to clause 11.3 or clause 11.4.

11.6
The Purchaser acknowledges and agrees that nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in or to any Seller Mark (including, for the avoidance of doubt, the name “RAMBUS” or the “R” logo (as represented by US trade mark registration no. 78377408)). Further, subject to clause 11.7, the Purchaser shall:

(A)
not, and shall procure that no member of the Purchaser’s Group (including the Hazel Group) shall, following Completion, hold itself out as being part of or in any way connected with the Seller’s Group; and

(B)
procure that the Hazel Group shall, as soon as reasonably practicable after the Completion Date and in any event within four months following the Completion Date (the “Rebrand Date”), destroy or delete all Seller Marks (including, for the avoidance of doubt, the name “RAMBUS” and the “R” logo (as represented by US trade mark registration no. 78377408)) from all existing stocks, marketing literature, stationery, buildings, signage and other publicly-facing materials in the possession or control of the members of the Hazel Group. For the avoidance of doubt, continued use of the Seller Marks until the Rebrand Date shall be limited to use in connection with the business of the Hazel Group only.

11.7
The Seller acknowledges and agrees that no member of the Purchaser’s Group shall be obliged to remove any Seller Marks (including, for the avoidance of doubt, the name “RAMBUS” and the “R” logo (as represented by US trade mark registration no. 78377408)) from or destroy:

(A)	any executed agreements, or copies thereof, in existence prior to the Rebrand Date;

(B)	any materials, or copies thereof, in existence and issued to customers prior to the Rebrand Date; or

(C)	any non-customer- or public-facing documents in existence prior to the Rebrand Date that are used for internal purposes only, provided always that the Purchaser shall use reasonable endeavours not to attach any Seller Mark (including, for the avoidance of doubt, the name “RAMBUS” or the “R” logo (as represented by US trade mark registration no. 78377408)) to any such agreement, materials or documents created after the Completion Date and prior to the Rebrand Date.

11.8	Without prejudice to clause 11.6 and the trade mark rights of the Seller’s Group, the Purchaser shall procure that for:

(A)	a minimum period of five years following Completion; and

(B)
thereafter, for so long as any member of the Seller’s Group continues to retain an ownership interest in the relevant Seller Mark (including, for the avoidance of doubt, the name “RAMBUS” and the “R” logo (as represented by US trade mark registration no. 78377408)), no member of the Purchaser’s Group (including the Hazel Group) shall use that Seller Mark in the business of the Hazel Group, any extensions or developments thereto, or in a business which competes with any business of the Seller or any member of the Seller’s Group in which that Seller Mark is used, provided that, this clause 11.8 shall not prevent or restrict any member of the Purchaser’s Group from making any use of a Seller Mark that does not constitute trade mark infringement or passing-off or from making use of the Seller Marks (excluding any logos, designs or stylised versions of the Seller Marks) when accurately describing, in factual announcements and reports (but not customer marketing or promotional materials unless agreed otherwise by the Seller and the Purchaser), any member of the Hazel Group as having formerly formed part of the Seller’s Group.

12.	Restrictions on the Seller

12.1	The Seller undertakes to the Purchaser that it shall not, and shall procure that no member of the Seller’s Group shall, in each case, directly or indirectly and during the Restricted Period:

(A)
carry on, be engaged in or be economically interested in any business which operates in the Restricted Territory and which is the same as, or materially similar to, the business of the Hazel Group as is carried on as at the date of this Agreement and which is or is reasonably likely to be in competition with the business of the Hazel Group as is carried on as at the date of this Agreement;

(B)
in competition with the business of the Hazel Group as is carried on as at the date of this Agreement, canvass or solicit the custom of any person, firm or company who or which has within two years prior to the date of this Agreement been a regular customer of the Hazel Group in relation to the business of the Hazel Group in the Restricted Territory as is carried on as at the date of this Agreement; or

(C)
solicit or entice away from the employment with the Purchaser’s Group any present Restricted Employee to become employed whether as employee, consultant or otherwise by any member of the Seller’s Group, whether or not such Restricted Employee would thereby commit a breach of his or her contract of employment or contract of service with a member of the Hazel Group.

Exceptions

12.2	The restrictions in clause 12.1 shall not operate to prohibit any member of the Seller’s Group from:

(A)
carrying on, being engaged in or being economically interested in any business which is or would be the same as, or materially similar to, the business of the Hazel Group after such time as the Purchaser’s Group ceases to carry on or be engaged in or economically interested in the business carried on by the Hazel Group;

(B)	holding or being interested in up to five per cent. (5%) of the outstanding issued share capital of a company listed on any recognised stock exchange;

(C)
considering or accepting an application made by any Restricted Employee solely on his or her own initiative or in response to an advertisement of a post available to the public generally (in each case, for the avoidance of doubt, without any inducement or encouragement from the Seller or any other member of the Seller’s Group);

(D)	the recruitment of a Restricted Employee through an employment agency (provided that no member of the Seller’s Group encourages or advises such agency to approach any Restricted Employee); or

(E)	fulfilling any obligation set out in this Agreement and any agreement to be entered into pursuant to this Agreement.

12.3
The Seller agrees that the restrictions contained in this clause 12 are reasonable and necessary for the protection of the interests of the Purchaser and the Hazel Group (but if any such restriction shall be held to be void, but would be valid and enforceable if deleted in part or reduced in application, such restriction shall be deemed to apply with such deletion or modification as may be necessary to make it valid and enforceable).

Interpretation

12.4	The following terms shall have the following meanings respectively in this clause 12:

(A)
“Restricted Employee” means any Listed Employee from time to time who, on the date of this Agreement: (i) has access to material trade secrets or other confidential information of the Hazel Group; (ii) has participated in discussions relating to the transactions contemplated by this Agreement; and/or (iii) is a Senior Employee;

(B)	“Restricted Period” means the period of two years commencing on the Completion Date (or such shorter period of time as may be legally binding on the Seller pursuant to applicable law); and

(C)
“Restricted Territory” means a territory in which: (i) the Hazel Group carries on or is engaged in any business; or (ii) the Hazel Group is economically interested in carrying on a business, in each case, as at the date of this Agreement.

13.	Insurance

13.1
Subject to Schedule 6 (Transitional Services), the Purchaser acknowledges and agrees that the Seller shall be entitled to arrange for all insurance provided by any member of the Seller’s Group in relation to the Hazel Group (whether under policies maintained with third party insurers or other members of the Retained Group) to cease upon Completion, provided that it shall not cancel with retrospective effect any ‘occurrence-based’ insurance provided by any member of the Seller’s Group under which a member of the Hazel Group continues to be insured.

13.2	With respect to any claim made before the Completion Date by or on behalf of any member of the Hazel Group under any insurance provided by any member of the Seller’s Group, if and to the extent that:

(A)
the member of the Hazel Group (or any member of the Purchaser’s Group on behalf of that member of the Hazel Group) has not been indemnified prior to the Completion Date in respect of the losses in respect of which the claim was made; or

(B)	the losses in respect of which the claim was made have not been taken into account in: (i) the Accounts; or (ii) the Completion Accounts and reduced the Working Capital accordingly,

the Seller shall use reasonable endeavours to, after the Completion Date, recover all monies due from insurers in connection with such claim and shall pay any monies actually received in connection with such claim (after taking into account any deductible under the Seller’s insurance policies and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant member of the Hazel Group as soon as practicable after receipt.

14.	Effect of Completion
Any provision of this Agreement which is capable of being performed after but which has not been performed on or before Completion, and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding Completion.

15.	Remedies and waivers

15.1
Except as provided in Schedule 3 (Limitations on the Seller’s liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

15.2
Except as provided in Schedule 3 (Limitations on the Seller’s liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.	Assignment

16.1	Except as permitted by clause 16.2, no party shall, without the prior written consent of the other parties:

(A)
assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Transaction Documents (together with any causes of action arising in connection with any of them);

(B)
make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Transaction Documents;

(C)	transfer (including by way of novation) or charge any of its rights and obligations under, or create or dispose of any interest in, this Agreement or the other Transaction Documents; or

(D)	sub-contract or enter into any agreement whereby another person would be required to perform any or all of its obligations under this Agreement or the other Transaction Documents.

16.2
Either party may, without the consent of the other party, assign (in whole or in part) to any of its Affiliates the rights and benefits arising under this Agreement or the other Transaction Documents, provided that if the assignee ceases to be an Affiliate of that party, that party shall, prior to such assignee ceasing to be so, procure that such assignee shall assign such rights and benefits, so far as assigned to it, back to that party or to another Affiliate of that party, as the case may be. Any such assignee shall not be entitled to receive under this Agreement or the other Transaction Documents (as applicable) any greater amount than that to which the assigning party would have been entitled to receive had such assignment not taken place.

17.	Entire agreement

17.1	The Transaction Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

17.2	Each party acknowledges and agrees that:

(A)
in entering into the Transaction Documents, it is not relying on any pre- contractual statement, representation, warranty or undertaking made by or on behalf of another party which is not expressly repeated in the Transaction Documents;

(B)
it shall have no right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement, except to the extent that it is expressly repeated in this Agreement;

(C)
except as otherwise expressly provided for in the Transaction Documents, its only right or remedy in connection with this Agreement or any other Transaction Document shall be for breach of contract to the exclusion of all other rights and remedies (including, for the avoidance of doubt, those for misrepresentation); and

(D)
except as otherwise expressly set out in the Transaction Documents, all warranties implied by law in any jurisdiction (whether by statute, or otherwise) are excluded to the fullest extent permitted by law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived, provided that nothing in this clause 17.2 shall exclude or limit any liability for (or any remedy in respect of) fraud.

17.3
For the purposes of this clause 17 (Entire agreement), “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents and which is made or given by any person at any time prior to the date of this Agreement.

17.4
If there is any conflict between the terms of this Agreement and any of the other Transaction Documents, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller’s Group, on the one hand, and any members of the Purchaser’s Group, on the other hand).

18.	Notices

18.1	A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted.

18.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party and title of individual	Address	For the attention of	E-mail address
Rambus Inc.	1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089 (registered number 2713545)	Jae Kim	jaekim@rambus.com
Visa International Service Association	900 Metro Center Boulevard, Foster City, CA 94404	General Counsel	LegalNotice@visa.com

18.3
A party may change its notice details on giving notice to the other party of the change in accordance with this clause 18 (Notices). That notice shall only be effective on the day falling five clear Business Days after the notification has been deemed to be received in accordance with clause 18.4 or such later date as may be specified in the notice.

18.4	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if set by airmail, six clear Business Days after the date of posting; and

(D)	if sent by e-mail, when sent (provided that notice shall be deemed to have not been given if the sender receives an automated message stating that the email has not been delivered to the recipient).

18.5
Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

18.6	The provisions of this clause 18 (Notices) shall not apply in relation to the service of Service Documents.

19.	Confidentiality and announcements

19.1	Each party shall treat as confidential all information received or obtained as a result of entering into or performing its obligations under the Transaction Documents which relates to:

(A)	the subject matter of this Agreement;

(B)	the provisions of this Agreement and the other Transaction Documents;

(C)	the negotiations relating to this Agreement and the other Transaction Documents; or

(D)	the other parties (including, in the case of the Seller, the other members of the Seller’s Group and in the case of the Purchaser, the other members of the Purchaser’s Group), and each party shall not use or disclose (including by way of announcement to the public) such confidential information (and shall procure the same in relation to its Affiliates) except as permitted by the remaining provisions of this clause 19 (Confidentiality and announcements).

19.2	Notwithstanding the provisions of clause 19.1, a party may, subject to clause 19.3, disclose or use any such confidential information:

(A)	if required by applicable laws or for the purposes of any Proceedings;

(B)
if required or requested by any securities exchange or regulatory or governmental body or any Tax Authority to which that party or any of its Affiliates is subject or submits, wherever situated, whether or not the requirement or request for information has the force of law;

(C)	to any Tax Authority in connection with the Tax affairs of the disclosing party or any of its Affiliates;

(D)	in order to enable a determination to be made by the Expert under this Agreement;

(E)	to its professional advisers, auditors and bankers provided that such persons have a duty to keep such information confidential;

(F)	if the information has come into the public domain through no fault of that party; or

(G)	if the other parties have given their prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

19.3
Notwithstanding the provisions of clause 19.1, the Seller (and its Affiliates) and the Purchaser (and its Affiliates) may make an announcement in relation to its entry into the Transaction Documents and the matters contemplated thereby provided that such announcement is, prior to its release, in the form agreed by the other parties, each acting reasonably.

19.4	If a party is required to disclose confidential information pursuant to clauses 19.2(A) or 19.2(B), that disclosure shall only be made after prior consultation with the other parties

(unless such consultation is not permitted by applicable laws or regulation or is not practicable in the relevant circumstances).

19.5
The Confidentiality Agreement shall continue in full force and effect notwithstanding execution of this Agreement and shall terminate on Completion without prejudice to any accrued rights and liabilities.

19.6	The restrictions contained in this clause 19 (Confidentiality and announcements) shall continue to apply after Completion or the termination of this Agreement without limit in time.

20.	Costs and expenses
Except as otherwise stated in this Agreement or the other Transaction Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the other Transaction Documents and all other documents referred to in this Agreement and the other Transaction Documents.

21.	VAT
If any payment under this Agreement (except any payment under Schedule 6 (Transitional Services)) constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient an amount equal to any VAT due by the recipient.

22.	Deductions and withholdings

22.1
All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings whatsoever save only as may be required by law. If any deductions or withholdings are required by law from any sum payable under this Agreement (except any sums payable under Schedule 5 (Tax Covenant)), the payer shall make that payment after such deduction or withholding and account to the relevant Tax Authority for the amount so required to be deducted or withheld and shall not be required to pay any additional amounts to the recipient of the relevant payment as a result of or in respect of that deduction or withholding.

22.2	Except where expressly specified in this Agreement, all sums payable under this Agreement shall be paid without any set-off, counterclaim, restriction or condition.

23.	Further assurance
Each party shall, from Completion, execute or procure the execution of such further documents and perform such acts and things as may reasonably be required by either party to implement and give effect to this Agreement.

24.	Invalidity
If at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such illegality, invalidity and/or unenforceability shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

25.	Counterparts

25.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

25.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

26.	Variation
This Agreement may only be varied in writing signed by each of the parties. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

27.	Contracts (Rights of Third Parties) Act 1999

27.1
Clauses 7.6 and 7.7 of this Agreement and paragraph 8.1 of Schedule 5 (Tax Covenant) (the “Third Party Rights Provisions”) each confers a benefit on certain persons named therein who are not a party to this Agreement (each, for the purposes of this clause 27 (Contracts (Rights of Third Parties) Act 1999), a “Third Party”) and, subject to the remaining provisions of this clause 27 (Contracts (Rights of Third Parties) Act 1999), is intended to be enforceable by the relevant Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

27.2
The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Provisions, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

27.3
Notwithstanding the provisions of clause 27.2, this Agreement may (subject to the other provisions of this Agreement) be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party beneficiary.

27.4	The provisions of this clause 27 (Contracts (Rights of Third Parties) Act 1999) shall not apply to Schedule 6 (Transitional Services).

28.	Choice of governing law
This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

29.	Jurisdiction

29.1
The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

29.2
Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

29.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

30.	Seller’s agent for service

30.1
The Seller irrevocably appoints Trusec Limited of 2 Lambs Passage, London EC1Y 8BB, United Kingdom (the “Seller’s Agent”) to be its agent for the receipt of Service Documents. The Seller agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on the Seller’s Agent effected in any manner permitted by the Civil Procedure Rules.

30.2
If Trusec Limited or any replacement thereof at any time ceases for any reason to act as agent as contemplated by clause 30.1, the Seller shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchaser of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Seller to appoint a replacement agent to act on behalf of the Seller. The provisions of this clause 30 (Seller’s agent for service) applying to service on an agent apply equally to service on a replacement agent.

30.3	A copy of any Service Document served on the Seller’s Agent shall be sent by post to the Seller. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

31.	Purchaser’s agent for service

31.1
The Purchaser irrevocably appoints Visa Europe Limited of 1 Sheldon Square London W2 6TT, United Kingdom (the “Purchaser Group Agent”) to be its agent for the receipt of Service Documents. The Purchaser agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on the Purchaser Group Agent effected in any manner permitted by the Civil Procedure Rules.

31.2
If Visa Europe Limited or any replacement thereof at any time ceases for any reason to act as agent as contemplated by clause 31.1, the Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the Seller of the name and address of the replacement agent. Failing such appointment and notification, the Seller shall be entitled by notice to the Purchaser to appoint a replacement agent to act on behalf of the Purchaser. The provisions of this clause 31 (Purchaser’s agent for service) applying to service on an agent apply equally to service on a replacement agent.

31.3
A copy of any Service Document served on the Purchaser Group Agent shall be sent by post to the Purchaser. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

Schedule 1
(Completion Arrangements)
Part A: Seller’s Obligations

1.	Documents to be delivered at Completion
At Completion, the Seller shall deliver to the Purchaser or the Purchaser’s Solicitors (at the Purchaser’s direction) the following documents:

(A)	a stock transfer form in respect of the Shares, duly executed by the Seller and specifying the Purchaser as the transferee;

(B)	if applicable, a certified copy of the power of attorney under which the stock transfer form is executed on behalf of the Seller in the agreed form;

(C)
a share certificate in respect of the Shares in the name of the relevant transferor (or an indemnity in the agreed form in favour of the Company and its directors in respect of any such share certificate that has or have been lost, stolen or destroyed);

(D)
powers of attorney from the Seller in favour of the Purchaser to allow the Purchaser to, with effect from Completion, exercise all voting and other rights attached to Shares, duly executed by the Seller in the agreed form;

(E)	the Completion Disclosure Letter;

(F)	deeds of termination in respect of the Inter-Company Agreements in the agreed form;

(G)	a letter from the Seller confirming that it has ceased to be a registrable relevant legal entity (within the meaning of section 790C Companies Act 2006) in relation to the Company;

(H)
resignation letters from each of the present directors and secretary of each member of the Hazel Group (excluding the Joint Ventures, and other than any director or secretary whom the Purchaser may wish to continue in office), each duly executed by the relevant director or secretary (as applicable) and addressed to the relevant member of the Hazel Group (excluding the Joint Ventures) in the agreed form;

(I)
the certificates of incorporation, corporate seals (if any), the statutory registers, books and records (excluding, for the avoidance of doubt, the accounting records), which shall be written up to but not including the Completion Date of the Company (or certificated copies of the minute books where originals are not available);

(J)
to the extent applicable in the jurisdiction in which each member of the Hazel Group (except the Company and the Joint Ventures) is incorporated, the certificates of incorporation, corporate seals (if any), the statutory registers, books and records

(excluding, for the avoidance of doubt, the accounting records), which shall be written up to but not including the Completion Date of each such member (or certificated copies of such documents (except for the share registers) where originals are not available);

(K)
the share certificates in respect of each member of the Hazel Group (except the Joint Ventures) and the shares held by Ecebs in the Accrington Joint Venture and the Nevis Joint Venture (or an indemnity in the agreed form in favour of the relevant Hazel Group member and its directors in respect of any such share certificate that has or have been lost, stolen or destroyed);

(L)
evidence of: (i) the revocation of existing authorities given by each member of the Hazel Group (except the Joint Ventures) to banks (in respect of the operation of its bank accounts), to the extent that there are any; and (ii) the grant of authority in favour of such persons as the Purchaser may nominate in writing to operate such accounts;

(M)	original documents evidencing the right to occupy each Relevant Property (or copies of such documents where originals are not available);

(N)	the Trade Mark Assignment Agreement, duly executed by the Seller and the Company;

(O)	the Registered IP Contact List; and

(P)
a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of each of the Transaction Documents to which it is a party (such copy minutes being certified as correct by the secretary of the Seller).

2.	Board meetings to be held at or prior to Completion
At or prior to Completion, the Seller shall procure that board meetings of each Group Company are held at which:

(A)
in relation to the Company only, it shall be resolved that, subject to Completion: (i) the transfers of the Shares contemplated by this Agreement shall be approved for registration; and (ii) the Purchaser shall (subject only to the transfer being stamped) be registered as the holder of the Shares in the register of members of the Company;

(B)	each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct; and

(C)
the resignations of the directors and secretary (if any) referred to in paragraph 1(H) of this Part A (Seller's Obligations) of this Schedule 1 (Completion Arrangements) shall be tendered and accepted to as to take effect at Completion.

Part B: Purchaser’s obligations

1.	Payments
At Completion, the Purchaser shall pay to the Seller by way of wire transfer to the Seller’s Bank Account an amount equal to the Completion Payment in respect of the Shares.

2.	Documents to be delivered
At Completion, the Purchaser shall deliver to the Seller:

(A)
a copy (certified by the assistant secretary, secretary or a director of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser authorising the execution by the Purchaser of each of the Transaction Documents to which it is a party; and

(B)	evidence of the due fulfilment of the conditions set out in clause 4 (Conditions).
Part C: General

1.	Payments
The Seller, as agent for the members of the Seller’s Group, and the Purchaser, as agent for the members of the Hazel Group, agree and acknowledge that:

(A)	the amount of the Estimated Inter-Company Receivables and the amount of the Estimated Inter-Company Payables is notified to the Purchaser pursuant to clause 3.5;

(B)
the Estimated Net Cash Balance adjustment made to the Base Consideration pursuant to clause 3.3 takes into account the amount of the Estimated Inter-Company Receivables and the amount of the Estimated Inter-Company Payables; and

(C)
as a result of the adjustments made to the Base Consideration as described above, the Estimated Inter-Company Receivables and the Estimated Inter-Company Payables shall, upon payment of the Completion Payment, be settled and discharged by netting the Estimated Inter-Company Receivables (expressed as a positive amount) and the Estimated Inter-Company Payables (expressed as a negative amount) against each other to produce a net sum, and:

(i)
if such net sum is a positive amount, the Purchaser paying, or procuring the payment by the relevant member of the Hazel Group, to the relevant member of the Seller’s Group an amount equal to the absolute value of the net sum; or

(ii)
if such net sum is a negative amount, the Seller paying, or procuring the payment by the relevant member of the Seller’s Group to the relevant member of the Hazel Group an amount equal to such net sum,

and, subject to paragraph 16 of Part A (Preparation and determination of Completion Accounts and payment provisions) Schedule 4 (Completion Accounts), no further amount shall be considered as due, owing or payable between any member of the Seller’s Group and any member of the Purchaser’s Group (including, for this purpose, the Hazel Group) (or vice versa) in respect of the Estimated Inter-Company Payables or the Estimated Inter-Company Receivables.

2.	Documents to be delivered
All documents and items delivered at Completion pursuant to this Schedule 1 (Completion Arrangements) shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(A)
delivery of all documents and items required to be delivered at Completion in accordance with this Schedule 1 (Completion Arrangements) (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(B)
receipt of an electronic funds transfer by the Seller of an amount equal to the total consideration payable in respect of the Shares in accordance with paragraph 1 of Part B (Purchaser's Obligations) of this Schedule 1 (Completion Arrangements), the documents and items delivered in accordance with this Schedule 1 (Completion Arrangements) shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

Schedule 2
(Warranties)
Part A: Seller Warranties

1.	The Shares

1.1	The Seller is the sole legal and beneficial owner of the Shares and has the right to exercise all voting and other rights over the Shares.

1.2
There is no Encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and, so far as the Seller is aware, no claim has been made by any person to be entitled to any.

2.	Capacity of the Seller

2.1	The Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

2.2
The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Transaction Documents will when delivered at Completion constitute, in each case, valid and binding obligations of the Seller in accordance with their respective terms.

2.3	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the other Transaction Documents will not:

(A)	result in a material breach of any provision of the memorandum or articles of association of the Seller;

(B)	so far as the Seller is aware, result in a material breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound;

(C)	so far as the Seller is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound; or

(D)	require the consent of the shareholders of the Seller.

3.	Group structure and corporate matters

3.1	The Shares have been, and the shares in each member of the Hazel Group have been, validly issued and allotted and are fully paid up.

3.2	The Shares constitute the entire issued share capital of the Company.

3.3	In respect of each member of the Hazel Group (apart from the Company and the Joint Ventures):

(A)	there is no Encumbrance or equity on, over or affecting the shares in that member of the Hazel Group or any of them;

(B)	there is no agreement or commitment to give or create any such Encumbrance or equity; and

(C)	no claim has been made by any person to be entitled to any such Encumbrance or equity.

3.4	In respect of the Joint Ventures (and save as set out in the Accrington Joint Venture SHA and the Nevis Joint Venture SHA):

(A)	there is no Encumbrance or equity on, over or affecting the shares held by Ecebs in the Joint Ventures;

(B)	there is no agreement or commitment to give or create any such Encumbrance or equity; and

(C)	no claim has been made by any person to be entitled to any such Encumbrance or equity.

3.5	So far as the Seller is aware, in respect of the Joint Ventures (and save as set out in the Accrington Joint Venture SHA and the Nevis Joint Venture SHA):

(A)
there is no Encumbrance or equity on, over or affecting the shares held by Merseyside Passenger Transport Executive in the Accrington Joint Venture or the shares held by Strathclyde Partnership for Transport in the in the Nevis Joint Venture;

(B)	there is no agreement or commitment to give or create any such Encumbrance or equity; and

(C)	no claim has been made by any person to be entitled to any such Encumbrance or equity.

3.6
Apart from this Agreement, there is no agreement or commitment outstanding which calls for the allotment, issue, conversion, registration, sale or transfer of, or affords to any person the right to call for the allotment, issue, conversion, registration, sale or transfer of, any shares (including the Shares) or any debentures in or securities of any member of the Hazel Group.

3.7	The information given in Attachment 1 (Basic information about the Hazel Group) is true and accurate in all material respects.

3.8	Each member of the Hazel Group is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

3.9
During the three years prior to the date of this Agreement, no member of the Hazel Group has been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets.

3.10
Except as set out in Part B (Purchaser's Obligations) of Attachment 1 (Basic information about the Hazel Group), the Company does not have any interest in any other body corporate, undertaking or association.

3.11
The copies of the memorandum and articles of association (or equivalent constitutional documents) of each member of the Hazel Group which are contained in the Data Room are complete and accurate and, to the extent required by law, fully set out the rights and restrictions attaching to each class of share capital of the member of the Hazel Group to which they relate. The statutory books (including all registers but excluding the minute books and, for the avoidance of doubt, the accounting records) of each member of the Hazel Group have been properly kept and contain a record which is accurate and complete in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

4.	Insolvency

4.1	In relation to each member of the Hazel Group incorporated in England and Wales:

(A)
no order has been made and no resolution has been passed for the winding up of that member of the Hazel Group and no petition has been presented for the purpose of winding up that member of the Hazel Group;

(B)	no administration order has been made and no petition or application for such an order has been made or presented and no administrator has been appointed in respect of that member of the Hazel Group;

(C)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of that member of the Hazel Group or over all or substantially all of its assets;

(D)	no composition or similar arrangement with all or any class of creditors has been proposed under Part 1 Insolvency Act 1986 in respect of that member of the Hazel Group;

(E)	no such member of the Hazel Group is unable to pay its debts within the meaning of section 123(1)(e) Insolvency Act 1986; and

(F)	so far as the Seller is aware, no steps have been taken to enforce any security over any assets of any member of the Hazel Group.

4.2	No event analogous to any of the foregoing has occurred in relation to any member of the Hazel Group incorporated outside England and Wales.

5.	Accounts

5.1	The Company Accounts:

(A)	were prepared in accordance with applicable law and accounting principles, standards and practices generally accepted in the United Kingdom at the time they were prepared;

(B)
give a true and fair view of the assets and liabilities and financial position of the Company as at the 2017 Accounts Date and of the profits and losses of the Company for the accounting reference period ended on the 2017 Accounts Date;

(C)
have been prepared by applying accounting principles, policies and methodologies in a manner which is consistent with the way in which the same were applied in the preparation of audited financial statements of the Company in the year prior to the financial year ending on the 2017 Accounts Date; and

(D)	except as the Company Accounts expressly disclose:

(i)	were not affected by any event or circumstance outside the ordinary course of business or by any other factor rendering them unusually high or low; and

(ii)	were not affected by any extraordinary, exceptional or non-recurring items.

5.2	The Ecebs Accounts:

(A)	were prepared in accordance with applicable law, standards and accounting principles and practices generally accepted in the United Kingdom at the time they were prepared;

(B)
give a true and fair view of the assets and liabilities and financial position of Ecebs as at the 2017 Accounts Date and of the profits and losses of Ecebs for the accounting reference periods to which they apply;

(C)
have been prepared by applying accounting principles, policies and methodologies in a manner which is consistent with the way in which the same were applied in the preparation of audited financial statements of Ecebs in the year prior to the financial year ending on the 2017 Accounts Date; and

(D)	except as the Ecebs Accounts expressly disclose:

(i)	were not affected by any event or circumstance outside the ordinary course of business or by any other factor rendering them unusually high or low; and

(ii)	were not affected by any extraordinary, exceptional or non-recurring items.

5.3	The Bell ID Accounts:

(A)	were prepared in accordance with applicable law, standards and accounting principles and practices generally accepted in the Netherlands at the time they were prepared;

(B)
give a true and fair view of the assets and liabilities and financial position of the Bell ID as at the 2017 Accounts Date and of the profits and losses of Bell ID for the accounting reference period ended on the 2017 Accounts Date;

(C)
have been prepared by applying accounting principles, policies and methodologies in a manner which is consistent with the way in which the same were applied in the preparation of audited financial statements of Bell ID in the year prior to the financial year ending on the 2017 Accounts Date; and

(D)	except as the Bell ID Accounts expressly disclose:

(i)	were not affected by any event or circumstance outside the ordinary course of business or by any other factor rendering them unusually high or low; and

(ii)	were not affected by any extraordinary, exceptional or non-recurring items.

5.4	The Ecebs Unaudited Accounts:

(A)
have been prepared by applying accounting principles, policies and methodologies in a manner which is consistent with the way in which the same were applied in the preparation of the Ecebs Accounts; and

(B)
are fair and not misleading in any material respect and do not materially misstate the assets and liabilities of Ecebs as at the 2018 Accounts Date nor the profits or losses of Ecebs for the accounting reference period ended on the 2018 Accounts Date.

6.	Management Accounts

6.1	The Management Accounts:

(A)
show a reasonable representation of and do not materially misstate the state of affairs of the member of the Hazel Group to which they relate for the period to which they relate and as at the date to which they are prepared; and

(B)	have been properly and carefully prepared, and are fair and not misleading in any material respect.

6.2	So far as the Seller is aware, the Management Accounts were prepared in accordance with generally accepted accounting principles in the United States, including ASC 606.

7.	Customer Revenue Spreadsheet

7.1	In relation to the Q1 2019 period, being the period commencing 1 January 2019 and ending 31 March 2019, the Customer Revenue Spreadsheet:

(A)	shows a reasonable representation and does not materially misstate the actual revenue of the members of the Hazel Group for that period;

(B)	has been properly and carefully prepared, and is fair and not misleading in any material respects; and

(C)	was prepared in accordance with generally accepted accounting principles in the United States, including ASC 606.

7.2	In relation to each of the quarterly periods between the period commencing 1 April 2019 and ending 31 December 2019, the Customer Revenue Spreadsheet is honestly believed by the Seller:

(A)	to be fair and reasonable in all material respects;

(B)	to have been prepared in accordance with generally acceptable accounting principles in the United States, including ASC 606; and

(C)
to have been based upon assumptions which: (i) have been fully and carefully considered by the Seller; (ii) are fair, reasonable and realistic; and (iii) represent all relevant material assumptions, none of which have been disproved or ought reasonably to have been reviewed in light of any events or circumstances which have arisen and become known to the Seller at or prior to the date of this Agreement since the preparation of the Customer Revenue Spreadsheet.

8.	Events since the Accounts Date
In respect of each member of the Hazel Group, since the 2017 Accounts Date:

(A)	the business of that member of the Hazel Group has been carried on, in all material respects, in the ordinary and usual course and in the same manner as in the year preceding the 2017 Accounts Date;

(B)
there has been no material adverse change in the financial or trading position or prospects of that member of the Hazel Group and, so far as the Seller is aware, no event or circumstance has arisen which is reasonably likely to give rise to such change;

(C)
such member of the Hazel Group has not acquired or disposed of or agreed to acquire or dispose of any business or material asset (excluding, for the avoidance of doubt, trading stock in the ordinary course of business);

(D)	no resolution of the shareholders of that member of the Hazel Group has been passed, other than resolutions relating to the routine business of annual general meetings; and

(E)	no change in the accounting reference period of that member of the Hazel Group has been made.

9.	Trading
Neither in the financial period ending on the 2017 Accounts Date, nor in the period since the 2017 Accounts Date, has any person (or any person together with other persons connected with him) purchased from or sold to any member of the Hazel Group more than 10 per cent. of the aggregate amount of all sales or purchases made by that member of the Hazel Group during such period.

10.	Ownership of assets

10.1
Except in relation to the Relevant Property and so far as the Seller is aware, each of the material assets included in the Accounts or acquired by any member of the Hazel Group since the 2017 Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant member of the Hazel Group and each of those assets capable of possession is in the possession of or under the control of the relevant member of the Hazel Group.

10.2
No option, right to acquire, mortgage, charge, pledge, lien (other than any lien arising by operation of law in the ordinary course of trading) or other form of Encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Hazel Group (including any investment in any other member of the Hazel Group) is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

11.	Commercial contracts and commitments

11.1	No member of the Hazel Group is party to:

(A)	any agency, distributorship or management agreement;

(B)	except for the Nevis Joint Venture, any contract or arrangement which materially restricts its freedom to carry on its business in any part of the world in such manner as it may think fit;

(C)
except for the Accrington Joint Venture and the Nevis Joint Venture, any joint venture agreement or arrangement or any agreement or arrangement under which it participates with any other person in any business;

(D)	any contract or arrangement which relates to matters which are outside the ordinary business of that member or is not entirely on arms’ length terms;

(E)	any contract or arrangement which cannot be terminated by that member of the Hazel Group in accordance with its terms on less than six months’ notice;

(F)	any Material Contract or arrangement which can be terminated in the event of any change in the direct or indirect underlying ownership or control of that Hazel Group member;

(G)
any agreement under which source code held in escrow is released to a counterparty in the event of any change in the direct or indirect underlying ownership or control of that Hazel Group member (other than the TCH Agreement and the SecureKey Agreement).

11.2	Complete and accurate copies of all Material Contracts have been provided in the Data Room.

11.3	The Accrington Joint Venture SHA provided in the Data Room is valid and binding on the parties thereto in accordance with its terms and is in full force and effect.

11.4	So far as the Seller is aware, no written notice of termination or of a clear intention to terminate has been received in respect of any Material Contract.

11.5	The Seller is not aware of any material breach of any Material Contract which would have a significant effect on the Hazel Group as a whole.

12.	Other contracts and commitments

12.1
Neither the Company, Bell ID, Ecebs, nor, so far as the Seller is aware, any other member of the Hazel Group has given to any person a power of attorney or other written authority to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties) which remains outstanding or effective.

12.2
No security or arrangement having an effect equivalent to the granting of security has been given by or for the benefit of the Company, Bell ID, Ecebs, nor, so far as the Seller is aware, any other member of the Hazel Group.

12.3
Other than in the ordinary and usual course of business, no guarantee, indemnity or similar assurance against loss has been given by or for the benefit of the Company, Bell ID, Ecebs, nor, so far as the Seller is aware, any other member of the Hazel Group.

12.4
Full details of all existing contracts between, on the one hand, any member of the Hazel Group and, on the other hand, the Seller or any other member of the Seller’s Group, other than on normal commercial terms in the ordinary course of business are set out in the Signing Disclosure Letter.

12.5
No member of the Hazel Group is party to any contract (other than in relation to any contract of employment) with any current or former employee or current or former director of any member of the Hazel Group or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly).

13.	Bank borrowings

13.1
No member of the Hazel Group has any outstanding loan capital, nor has any member of the Hazel Group incurred or agreed to incur any borrowing from any third party finance providers or the Seller’s Group which it has not repaid or satisfied.

14.	Insurances
A list of the insurance policies in respect of which any member of the Hazel Group has an interest is contained in the Data Room and, so far as the Seller is aware, all such policies are in full force and effect and are not void or voidable, all premiums have been duly paid to date and no individual or related claims for amounts in excess of $25,000 are outstanding.

15.	Litigation, claims and compliance with law

15.1
No member of the Hazel Group is engaged in any: (i) claim, litigation, arbitration, mediation or other dispute resolution process, administrative or criminal proceedings, whether as claimant, defendant or otherwise; or (ii) regulatory investigation or enquiry, in each case, which is material in the context of the business of any member of the Hazel Group (other than in respect of the collection of debts in the ordinary course of business).

15.2
So far as the Seller is aware, no claim, litigation, arbitration, mediation or other dispute resolution process, administrative or criminal proceedings or regulatory investigation or enquiry by or against any member of the Hazel Group, in each case, with a value in excess of $50,000 or which involves the seeking of an injunction or equitable relief is pending or threatened.

15.3
Neither the Company, the Group Companies, nor, so far as the Seller is aware, either of the Joint Ventures, has received written notification that any investigation or inquiry is being or has been conducted by any court, tribunal, arbitrator, governmental, regulatory or other body in respect of its affairs.

15.4
During the two years immediately preceding the date of this Agreement, no member of the Hazel Group has received any written notice from any court, tribunal, arbitrator, governmental, regulatory or other body with respect to an alleged, actual or potential violation and/or failure to comply with any applicable law, bye-law or regulation, or requiring it to take or omit any action.

15.5
All licences, consents and authorisations material to the business of the Hazel Group have been obtained, are in force and, so far as the Seller is aware, have been complied with in all material respects.

15.6
So far as the Seller is aware, each member of the Hazel Group is, at the date of this Agreement in compliance and, during the two year period prior to the date of this Agreement has complied, in each case, in all material respects, with all applicable laws.

15.7
Since 25 January 2016, no member of the Hazel Group nor any of its directors, officers or employees, nor, so far as the Seller is aware, any of its Associated Persons or any other person acting on any member of the Hazel Group’s behalf, has engaged in any activity or conduct that has resulted in or would result in a violation of:

(A)	any Anti-Corruption Laws;

(B)	any applicable laws or regulations relating to anti-money laundering; and

(C)
any applicable laws relating to export controls or economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.

15.8
On and prior to 25 January 2016, so far as the Seller is aware, no member of the Hazel Group nor any of its directors, officers, employees or Associated Persons or any other person acting on any member of the Hazel Group’s behalf, has engaged in any activity or conduct that has resulted in or would result in a violation of:

(A)	any Anti-Corruption Laws;

(B)	any applicable laws or regulations relating to anti-money laundering; and

(C)
any applicable laws relating to export controls or economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.

15.9
The Hazel Group has in place adequate procedures to prevent bribery by its Associated Persons within the meaning of Section 7 of the Bribery Act 2010 in accordance with the guidance published from time to time by the Secretary of State pursuant to Section 9 of the Bribery Act 2010.

16.	Data protection
Each member of the Hazel Group has:

(A)	in place appropriate data protection policies and copies of all such policies are provided in the Data Room; and

(B)	maintained appropriate procedures for ensuring the security of personal data in accordance with applicable laws.

16.2	During the two years immediately preceding the date of this Agreement, no member of the Hazel Group has suffered a personal data breach that required notification to a Data Protection Authority.

16.3
During the two years immediately preceding the date of this Agreement, no Data Protection Authority has: (i) provided any written allegation to any member of the Hazel Group indicating that such member of the Hazel Group has failed to comply with Data Protection Legislation; or (ii) so far as the Seller is aware, threatened to conduct an investigation into or take enforcement action against any member of the Hazel Group.

16.4
During the two years immediately preceding the date of this Agreement, each member of the Hazel Group has complied in all material respects with, in each case, all applicable requirements of Data Protection Legislation and any applicable guidance notes and guidelines issued by any Data Protection Authority.

17.	Intellectual Property and Information Technology

17.1
Any Intellectual Property and rights in Business Information that subsist in, or otherwise protect, any Proprietary Software are owned by a member of the Hazel Group, and the software solutions and systems licensed out by any member of the Hazel Group under the brand names expressly listed in the definition of Proprietary Software comprise all material software solutions and systems licensed out by any member of the Hazel Group to its respective end-user customers.

17.2
The Proprietary Tools that are capable of possession are in the possession of a member of the Hazel Group, and the Proprietary Tools that are in the possession of a member of the Hazel Group comprise all tools, source code, data and documents necessary for reasonably skilled personnel in the field of information technology to use, maintain and/or operate the Proprietary Software in materially the same manner as the Proprietary Software was used, maintained or operated (as applicable) by the Hazel Group immediately prior to the date of this Agreement.

17.3	All Owned Intellectual Property (including the Registered Owned IP) and Business IT that is owned by the Hazel Group:

(A)	is exclusively legally and beneficially owned by a member of the Hazel Group; and

(B)
is not subject to any Encumbrance or any licence in favour of another, except those Encumbrances and licences set out in the Data Room and any non-exclusive licences entered into in the ordinary course of business.

17.4	Details of all Registered Owned IP are set out in the Data Room and, in respect of all Registered Owned IP:

(A)	all renewal fees due as at the date of this Agreement have been paid;

(B)
at the date of this Agreement, there are no existing deadlines for the payment of any registration or renewal fees, which are required for their maintenance due within 90 days from the date of this Agreement;

(C)
all assignments from inventors that are required to register any Registered Owned IP in the name of a member of the Hazel Group have been made or filed at the relevant Intellectual Property registry; and

(D)
no member of the Hazel Group has received written notice that a registration or application for registration is, at the date of this Agreement, the subject of any action or proceedings (actual or threatened) for opposition, amendment, revocation, cancellation or invalidity.

17.5	No member of the Seller’s Group owns any:

(A)	rights in inventions or patents or patent applications that are used in the business of any member of the Hazel Group;

(B)
Intellectual Property or rights in Business Information that subsists in, or otherwise protects, any software (excluding any Proprietary Software and Proprietary Tools) that is used in and material to the business of any member of the Hazel Group, other than any Intellectual Property or rights in Business Information licensed to the Hazel Group by the Seller’s Group under clause 11.3 (Intellectual Property)

and any software relating to any services provided to, or licensed to, the Purchaser as Transitional Services; or

(C)	Intellectual Property or rights in Business Information that subsists in, or otherwise protects, any Proprietary Software or Proprietary Tools or any part thereof.

17.6
Details of all licences (granted to or by any member of the Hazel Group) and agreements relating to Intellectual Property and Business IT entered into by any member of the Hazel Group, in each case, that are material to the business of any member of the Hazel Group, are set out in the Data Room.

17.7
No member of the Hazel Group nor, so far as the Seller is aware, any other party, is in material breach of any of the licences or agreements disclosed pursuant to paragraph 17.6 and no notice has been given on either side to terminate any such licence or agreement.

17.8	So far as the Seller is aware, no third party is infringing any Owned Intellectual Property.

17.9
Each current or former contractor or consultant engaged by any member of the Hazel Group, whose role it was or is to develop Intellectual Property in the course of his or her or its engagement or, who, during the course of his or her or its engagement, is likely to have developed or to develop Intellectual Property material to any member of the Hazel Group, has entered into an agreement under which he, she or it is obliged to assign any such Intellectual Property that he, she or it developed or develops during the course of his or her or its engagement for a member of the Hazel Group to a member to the Hazel Group.

17.10
In the two years prior to the date of this Agreement: (i) no member of the Seller’s Group or the Hazel Group has received a written notice alleging that any activities of any member of the Hazel Group infringe any Intellectual Property, or misuse any rights in Business Information, of a third party; and (ii) so far as the Seller is aware, no activities of the Hazel Group have infringed the Intellectual Property of any third party. No member of the Hazel Group is engaged in any outstanding dispute under which it is alleged that it infringes any Intellectual Property, or misuses any rights in Business Information, of a third party.

17.11
No member of the Hazel Group has, in its creation or development of the source code of the Proprietary Software, infringed any copyright owned by any third party or misappropriated any trade secrets of any third party.

17.12	No activities of the Hazel Group infringe the Intellectual Property of any third party.

17.13
So far as the Seller is aware, and save in the ordinary course of business or to its employees, no member of the Hazel Group has disclosed any confidential Business Information, or the source code of any Proprietary Software, to any third party other than under an obligation of confidentiality.

17.14
There has been no material disruption to the commercial activities of the Hazel Group (taken as a whole) in the twelve months prior to the date of this Agreement which has been caused only or predominantly by any failure or breakdown of any Business IT used by the

Hazel Group and, so far as the Seller is aware, there has been no information security breach, unauthorised disclosure of data or unauthorised access of any Business IT owned by the Hazel Group during that same period.

17.15
Penetration testing has been carried out on the Business IT owned by the Hazel Group and, to the extent hosted in the operating environment of the Hazel Group and permitted by the relevant third party vendor, the Business IT used but not owned by the Hazel Group, in each case in the twelve months prior to the date of this Agreement, and any material weaknesses detected by such testing have, as at the date of this Agreement, been remedied or are in the process of being remedied.

17.16	Each member of the Hazel Group complies with current Payment Card Industry Data Security Standards when processing credit card information.

17.17
The procedures used by the Hazel Group to back up data, and the disaster recovery plans used by the Hazel Group, in each case of a standard which would reasonably be expected from a reputable organisation carrying out the business of the Hazel Group and seeking to ensure business continuity, and copies of these documents as at the date of this Agreement are set out in the Data Room.

17.18
Details of all domain names that are used to support active websites of the business of any member of the Hazel Group (excluding any domain names that include the word “Rambus” or any confusingly similar name or mark), and details of all domain names registered in the name of any member of the Hazel Group, are set out in the Data Room and all renewal fees due as at the date of this Agreement in respect of such registrations have been paid.

17.19
Compliance with the terms of any licence applying to “open source software” or “free software” incorporated into or contained in or distributed with any Proprietary Software, does not require any member of the Hazel Group to: (i) disclose or distribute any source code of any Proprietary Software, or other software owned by any member of the Hazel Group that is material to the business of any member of the Hazel Group; (ii) make available any Proprietary Software, or other software owned by any member of the Hazel Group that is material to the business of any member of the Hazel Group, under a licence authorising the creation of derivative works; or (iii) restrict the consideration charged by any member of the Hazel Group in respect of any Proprietary Software, or other software owned by any member of the Hazel Group that is material to the business of any member of the Hazel Group.

17.20	The Owned Intellectual Property, together with any Intellectual Property or rights in Business Information:

(A)	of a third party that is licensed to a member of the Hazel Group;

(B)	relating to any services provided to, or licensed to, the Purchaser as Transitional Services;

(C)	assigned to Ecebs under the Trade Mark Assignment Agreement;

(D)	licensed to the Purchaser’s Group under clause 11.3;

(E)	protecting the Seller Marks (excluded from the licence to the Purchaser’s Group under clause 11.3); and

(F)	licensed to the Seller under the White Box Contract,
comprise all the Intellectual Property and Business Information: (i) used in, or necessary for the conduct of, the business of each member of the Hazel Group as currently conducted as at the date of this Agreement; and (ii) necessary to use, maintain and operate the Proprietary Software and the Proprietary Tools as currently used, maintained and operated as at the date of this Agreement. Notwithstanding the generality of the foregoing, this Seller Warranty 17.20 shall not be construed as, or deemed to be, a warranty that no member of the Hazel Group is infringing or has infringed any Intellectual Property or is making or has made unauthorised use of any Business Information of any third party.

17.21
The only third party software licensed-in to a member of the Seller’s Group under which licence a member of the Hazel Group also currently uses that software is that listed in document reference 15.2.88 of the Data Room. Notwithstanding the generality of the foregoing, this Seller Warranty 17.21 shall not be construed as, or deemed to be, a warranty that no member of the Hazel Group is infringing or has infringed any Intellectual Property or is making or has made unauthorised use of any Business Information of any third party.

18.	Property

18.1	No member of the Hazel Group owns any real property.

18.2	The Relevant Properties are the only Properties used or occupied by any member of the Hazel Group or in which any member of the Hazel Group has an interest.

18.3	The particulars of the Relevant Properties set out in Attachment 2 (Relevant Properties) are true and accurate in all material respects.

18.4
No member of the Hazel Group has any actual or contingent liability in respect of any estate or interest in real property whether arising as original tenant, assignee, guarantor or otherwise, other than in respect of the Relevant Properties.

19.	Employment

19.1
A list of the employee IDs, jobs, details of the basic salary, start date of employment, date of birth, location, benefits, bonus opportunity and notice periods of every Listed Employee as at the date of this Agreement is set out in the Data Room.

19.2	Details of the Listed Workers as at the date of this Agreement are set out in the Data Room.

19.3
The Data Room contains details of the numbers, locations, and costs associated with the engagement of all staff made available to the Hazel Group pursuant to the Professional Services Agreement for Time and Materials Projects between Mobica Limited and Bell ID dated 15 June 2015, together with specific details of the work being performed by such staff as at the date of this Agreement.

19.4
The Listed Employees, the Listed Workers and the Misplaced Employees are the only employees, agency workers, consultants, contractors, workers and other personnel required (in the reasonable opinion of the Seller) for the business of the Hazel Group to operate as it is currently conducted, in all material respects, as at the date of this Agreement.

19.5
Copies of all standard contracts of employment that currently apply to each grade of employee, and all handbooks, written policies and procedures which apply to Listed Employees, in each case, as at the date of this Agreement, are set out in the Data Room.

19.6
The contract of employment of each Listed Employee may be terminated by the relevant employing company without damages or compensation (other than that payable by statute) by giving at any time no more than three months’ notice.

19.7	No Listed Employee is employed on terms which are materially more favourable to the Listed Employee than those which are included in the Hazel Group’s standard contracts of employment.

19.8
There is no obligation or amount due to or in respect of any Listed Employee in connection with his or her employment which is in arrears or is unsatisfied as at the date of this Agreement (other than his or her normal salary for the calendar quarter during which this Agreement was entered into).

19.9	So far as the Seller is aware, each member of the Hazel Group has complied in all material respects with all applicable contracts of employment relating to its employees.

19.10	There are no collective agreements with trade unions or any other employee representative body, including Works Councils, in force in relation to any of the Listed Employees.

19.11
Save as Fairly Disclosed, the Hazel Group has complied with all applicable laws and regulations in the jurisdictions in which it operates in relation to the collective representation of, and consultation with, employees, whether in relation to the Transaction or otherwise.

19.12
No member of the Hazel Group is a party to any legal proceedings brought by any, Listed Employee or former employee of the Hazel Group in respect of his employment and, so far as the Seller is aware, no such proceedings are pending or threatened.

19.13
All Listed Employees have the right to work in the jurisdiction in which they work, and the Hazel Group has complied with all applicable laws and regulations in all jurisdictions in which it operates to verify, record and retain copies of documentation providing evidence of such rights.

20.	Incentive Schemes

20.1
The Seller has provided to the Purchaser copies of the rules and other material documentation relating to all share incentive, share option, profit sharing, performance bonus, retention bonus or other incentive arrangements, including employee benefit trusts, relating to any Listed Employees, together with details of all outstanding awards, options and other incentive arrangements.

20.2
In respect of all share incentive, share option, profit sharing, bonus or other incentive arrangements, including employee benefit trusts, relating to any Listed Employees, so far as the Seller is aware, each member of the Hazel Group has duly accounted, in a form that is materially correct and complete, to the relevant Tax Authority for all amounts for which it is required to account under the PAYE, social security contributions or other equivalent withholding systems.

21.	Pensions

21.1	In this paragraph 21:

(A)
“Contract Based Schemes” means the Auto-Enrolment group pension scheme provided by Standard Life for employees of Ecebs, the pension plan with Delta Lloyd for employees of Bell ID, and the personal pension schemes to which any member of the Hazel Group currently contributes;

(B)	“Disclosed Schemes” means the Life Assurance Scheme and the Contract Based Schemes or such one of them as the context requires; and

(C)	“Life Assurance Scheme” means the personal life assurance schemes to which any member of the Hazel Group currently contributes.

21.2
Save for payment of employer’s contributions under national insurance or social security legislation and any scheme provided by the state, the Disclosed Schemes are the only arrangements under which any member of the Hazel Group is under any obligation to provide or contribute or could become obliged to provide or contribute to any pension or other benefit on retirement, death or disability or the attainment of a specified age. So far as the Seller is aware, no announcement has been made regarding the introduction, continuation, amendment or termination of any Disclosed Scheme by any member of the Hazel Group.

21.3	Details of the Disclosed Schemes are set out in the Data Room, including:

(A)	copies of all governing documentation and explanatory booklets;

(B)	a list of all employees who are members of the Disclosed Schemes; and

(C)	details of the rate of contribution to each of the Disclosed Schemes.

21.4
So far as the Seller is aware, since 25 January 2016, the Disclosed Schemes have been operated in compliance with their terms and with all applicable laws, regulations and government taxation or funding requirements.

21.5	No member of the Hazel Group has any liability to make any payment with respect to any of the Disclosed Schemes which is due and payable but remains unpaid.

21.6
Each Disclosed Scheme which is operated in the United Kingdom is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and, so far as the Seller is aware, there is no reason why HMRC might de-register any such Disclosed Scheme;

21.7
So far as the Seller is aware, no member of the Hazel Group is party to any proceedings and, so far as the Seller is aware, no proceedings are pending or threatened in relation to: (i) the Disclosed Schemes; (ii) the rules and terms and conditions thereof; and/or (iii) in respect of the provision of (or failure to provide) pension or benefits on retirement, death, disability or the attainment of a specified age to any Listed Employee or former employee of the Hazel Group.

21.8
No Listed Employee has any right to occupational pension benefits on early retirement or redundancy as a result of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or previous legislation).

22.	The Accounts and Tax

22.1	No member of the Hazel Group has any liability in respect of Tax (whether actual or contingent):

(A)
in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to be earned, received, paid or arising on or at any time prior to the 2017 Accounts Date or in respect of any period starting before the 2017 Accounts Date; or

(B)	referable to transactions effected on or before the 2017 Accounts Date, or events occurring on or before the 2017 Accounts Date, that is not provided for in full in the Accounts.

22.2
The amounts shown in respect of deferred Tax in respect of each member of the Hazel Group in the Accounts were, at the 2017 Accounts Date, fully in accordance with accounting principles applying to that member of the Hazel Group.

23.	Tax returns, disputes and records, etc.

23.1	Each member of the Hazel Group has:

(A)
made or caused to be made, (in accordance with all applicable procedural and administrative requirements), all returns and computations which have been required to be made within the last six years and those returns and computations are correct in all material respects;

(B)
supplied or caused to be supplied to the relevant Tax Authority, (in accordance with all applicable procedural and administrative requirements), all information and notices which have been required to be supplied to any Tax Authority within the last six years and that information and those notices are up-to-date and correct in all material respects; and

(C)	not, within the last six years, become liable to pay, or done or failed to do anything which could cause it to become liable to pay, any penalty, surcharge, fine or interest in respect of Tax.

23.2
There are no liens, charges or other forms of security interest on or over the Shares, or on or over any of the assets owned by any member of the Hazel Group, in either case in favour of a Tax Authority or other person in respect of Tax.

23.3
No member of the Hazel Group is currently under any audit, examination or enquiry by a Tax Authority that could result in the assessment of any material amount of Tax and neither the Seller nor any member of the Hazel Group is aware that any Tax Authority intends or is likely to commence any such audit, examination or enquiry. Neither the Seller nor any member of the Hazel Group is aware of any outstanding or contemplated dispute or disagreement with any Tax Authority; there are no circumstances making such dispute or disagreement likely; and no notice has been served by any Tax Authority on any member of the Hazel Group pursuant to any statutory regime relating to the avoidance of Tax or the conduct of Tax affairs (including, any failure to co-operate with a Tax Authority).

23.4
Each member of the Hazel Group is in possession of sufficient information or has reasonable access to such information (including any records, invoices and information that form part of the Tax or accounting arrangements of that member of the Hazel Group) to enable it and/or its officers, employees or representatives to compute its liability to Tax insofar as it depends on any Event (as defined in the Tax Covenant) occurring on or before the date of this Agreement.

23.5	So far as the Seller is aware, each member of the Hazel Group has duly and punctually paid all material Taxation which it has become liable to pay.

24.	Tax avoidance and evasion

24.1	No member of the Hazel Group has been involved in any scheme or arrangement a main purpose of which was the avoidance of or a reduction in Tax.

24.2	Each member of the Hazel Group has materially complied with its obligations under Part 7 Finance Act 2004 and any similar legislation imposed under the laws of any other applicable jurisdiction.

24.3
No member of the Hazel Group has engaged, and so far as the Seller is aware no person acting in the capacity of a person associated with a member of the Hazel Group (within the meaning of Section 44 of the CFA 2017) has engaged, in any activity or conduct which would constitute a UK tax evasion offence, a UK tax evasion facilitation offence, a foreign tax evasion offence or a foreign tax evasion facilitation offence (each as defined in Part 3 of the CFA 2017), or a broadly equivalent offence under the law of any other applicable jurisdiction, and no member of the Hazel Group has committed an offence under Part 3 of the CFA 2017 or a broadly equivalent offence under the law of any other applicable jurisdiction.

25.	Value added tax and duties, etc.

25.1
Each member of the Hazel Group is registered for the purposes of VAT and has in the last six years complied, in all material respects, with the terms of all legislation, rules and regulations in relation to VAT, customs duties or other duties and other similar Taxes and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any Tax Authority.

25.2
All material amounts in respect of VAT, customs duties or other duties and other similar Taxes payable to any Tax Authority upon the importation of goods or in respect of any assets (including trading stock) imported, owned or used by any member of the Hazel Group have been paid in full.

26.	Stamp duty, stamp duty reserve tax and stamp duty land tax

26.1
All documents on which stamp duty or any other transfer, registration or documentary Tax is chargeable and which are in the possession of any member of the Hazel Group or by virtue of which any member of the Hazel Group has any right have been duly stamped (or, as the case may be, such transfer, registration or documentary Tax has been duly paid).

26.2
Since the 2017 Accounts Date no member of the Hazel Group has incurred any liability to pay (i) stamp duty reserve tax, (ii) stamp duty land tax, or (iii) any other transfer, registration or documentary Tax.

27.	Intra-group and non-arm’s length transactions
No member of the Hazel Group has, at any time within the last six years, (i) acquired any asset or liability from any other company which was at the time of the acquisition, or which has at any time after such acquisition become, a member of the same group of companies as, or otherwise connected or associated with, that member for the purposes of any Tax; or (ii) entered into any agreement, arrangement or transaction which was not on arm’s length terms.

28.	Residence
Each member of the Hazel Group is resident for Tax purposes solely in the place identified as its jurisdiction of Tax residence in Part A of Attachment 1 (Basic information about the Hazel Group) and does not have a permanent establishment in any other jurisdiction.

29.	Withholdings and deductions
Each member of the Hazel Group has made all material withholdings, deductions and retentions for or on account of Tax as it was or is obliged to make and all such material amounts as should have been paid to any Tax Authority have been so paid within the requisite timeframe.

30.	Employment taxes and social security
So far as the Seller is aware, each member of the Hazel Group has, in all material respects, properly operated its systems in relation to employment taxes and social security contributions by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the relevant Tax Authority for all sums so deducted and for all other amounts for which it is required to account under the relevant employment taxation and social security contribution systems.

31.	U.S. tax classifications
Each of the Group Companies is classified as a corporation within the meaning of U.S. Treasury Regulations sections 301.7701-2(b) for U.S. federal income tax purposes.

32.	Group Tax Arrangements

32.1
No member of the Hazel Group has, or (within the last six years) has had, or will at any time prior to Completion have, its Tax affairs dealt with on a consolidated basis or is, or (within the last six years) has been, or will at any time prior to Completion be, party to any Tax sharing arrangement or grouped for tax purposes (including without limitation any arrangement or group under which Tax losses or Tax Reliefs have been, are or can be surrendered or claimed or Tax or Income, Profits or Gains have been, are or can be allocated or reallocated for Tax purposes) with any entity not being another member of the Hazel Group.

32.2
No member of the Hazel Group has in the last six years made or received or is, or could be, obliged to make or receive, any payment under any such arrangements, or for any surrenders, claims, allocations or reallocations, referred to in paragraph 32.1 above.

Part B: Purchaser Warranties

1.	Capacity of the Purchaser

1.1	The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

1.2
The obligations of the Purchaser under this Agreement constitute, and the obligations of the Purchaser under the other Transaction Documents will when delivered at Completion constitute, in each case, valid and binding obligations of the Purchaser in accordance with their respective terms.

1.3	The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the other Transaction Documents will not:

(A)	result in a material breach of any provision of the memorandum or articles of association of the Purchaser;

(B)	so far as the Purchaser is aware, result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;

(C)	so far as the Purchaser is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound; or

(D)	require the consent of the shareholders of the Purchaser.

2.	Insolvency

2.1
No order has been made and no resolution has been passed for the winding up of the Purchaser and no petition has been presented for the purpose of winding up the Purchaser, in each case, other than in connection with a solvent winding up or restructuring.

2.2	No administration order has been made and no petition or application for such an order has been made or presented and no administrator has been appointed in respect of the Purchaser.

2.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Purchaser or over all or substantially all of its assets.

2.4	No composition or similar arrangement with all or any class of creditors analogous to the procedure under Part 1 Insolvency Act 1986 has been proposed under in respect of the Purchaser.

2.5	The Purchaser is not unable to pay its debts as they fall due.

2.6	No event analogous to any of the foregoing has occurred in relation to the Purchaser.

Schedule 3
(Limitations on the Seller’s Liability)

1.	General

1.1
Each provision of this Schedule 3 (Limitations on the Seller’s liability) shall be read and construed without prejudice to each of the other provisions of this Schedule 3 (Limitations on the Seller’s liability).

1.2
For the avoidance of doubt, except where otherwise expressly provided to the contrary, references to “claims” in this Schedule 3 (Limitations on the Seller’s liability) shall include any and all claims made by the Purchaser or any other member of the Purchaser’s Group under this Agreement and any other Transaction Document on any ground whatsoever (including, for the avoidance of doubt, any claim made under the Seller Warranties and the Tax Covenant).

1.3	The provisions of this Schedule 3 (Limitations on the Seller’s liability) shall not apply to Schedule 6 (Transitional Services).

1.4
The Purchaser shall not be entitled to claim for any indirect or consequential loss after Completion, whether actual or prospective or for any punitive damages. In assessing the amount of any damages or other payment in respect of any claim, the value of the Shares will not be taken as exceeding the Consideration.

1.5
The Purchaser agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Seller or any other member of the Seller’s Group on whom it may have relied before agreeing to any term of this Agreement or any other Transaction Document.

1.6	The only Seller Warranties given:

(A)
in respect of Intellectual Property or rights in Business Information (or agreements relating thereto) are those contained in paragraphs 17.1 to 17.13 (inclusive) and 17.18 to 17.21 (inclusive) (Intellectual Property and Information Technology) of Part A (Seller Warranties) of Schedule 2 (Warranties) and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Intellectual Property or rights in Business Information (or agreements relating thereto) and the Purchaser acknowledges and agrees that the Seller makes no other warranty as to Intellectual Property or rights in Business Information (or agreements relating thereto);

(B)
in respect of Information Technology (or agreements relating thereto) are those contained in paragraphs 17.1 to 17.3 (inclusive), 17.5 to 17.7 (inclusive), and 17.10 to 17.21 (inclusive) (Intellectual Property and Information Technology) of Part A (Seller Warranties) of Schedule 2 (Warranties) and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Information Technology (or agreements relating thereto), and the Purchaser acknowledges and agrees that the Seller makes no other warranty as to information technology (or agreements relating thereto); and

(C)
in respect of Tax are the Tax Warranties and the warranty at paragraph 21.4 of Part A (Seller Warranties) to Schedule 2 (Warranties) and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Tax and the Purchaser acknowledges and agrees that the Seller makes no other warranty as to Tax.

1.7
As regards the Tax Covenant, the provisions of this Schedule 3 (Limitations on the Seller’s liability) shall operate to limit the liability of the Seller in so far as any provision in this Schedule 3 (Limitations on the Seller’s liability) is expressed to be applicable to any claim pursuant to the Tax Covenant and the provisions of the Tax Covenant shall further operate to limit the liability of the Seller in respect of any claim thereunder or, if and to the extent stated therein, any claim under the Tax Warranties.

1.8
Without prejudice to clause 17 (Entire Agreement), the Purchaser acknowledges and agrees that, except as expressly provided under the Seller Warranties, the Seller does not give or make any warranty, undertaking, representation, promise or other statement as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly expressed opinion provided to the Purchaser (however so provided) on or prior to the date of this Agreement, including in the Information Memorandum or any of the documents provided in the Data Room.

1.9
Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchaser of any common law or other duty to mitigate any loss or damage including, enforcing against any person (other than the Seller) any rights any member of the Purchaser’s Group has or may have in respect of the fact, matter or circumstance giving rise to the claim.

1.10
No Claim shall lie against the Seller if, and to the extent that, within 90 days following receipt of notification thereof in accordance with paragraph 3 (Time limits for bringing claims), the matter giving rise to such Claim is remedied to the reasonable satisfaction of the Purchaser.

1.11
The Purchaser shall give and shall procure that there is given to the Seller and its professional advisers reasonable access to all such personnel, premises, chattels, information, books, records and documents (including in electronic form) within the possession or control of the Purchaser’s Group (only to the extent that it relates to the Hazel Group) as the Seller may reasonably require to enable it to satisfy itself as to whether any breach of the Seller Warranties or any Tax Authority Claim under the Tax Covenant notified pursuant to paragraph 3 (Time limits for bringing claims) has occurred, assess the merits of any Claim or remedy any matter giving rise to any Claim, provided that the obligations of the Purchaser under this paragraph 1.11 shall not extend to allowing access to information which would result in:

(A)	the breach of any binding obligations of confidentiality to which a member of the Purchaser’s Group is a party;

(B)	the loss of legal advice privilege or attorney-client privilege; or

(C)	the breach of applicable law or regulation.

1.12
Where it is necessary to determine whether a monetary limit or threshold set out in paragraph 2 (Limitation on quantum) has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than USD, the value of each such claim shall be translated into USD at the prevailing exchange rate applicable to that amount of that non-USD currency by reference to middle of the bid-ask rate quoted by Bloomberg at 5 p.m. New York time on the Business Day prior to the date of receipt by the Seller of written notification from the Purchaser in accordance with paragraph 3 (Time limits for bringing claims) of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

1.12
None of the limitations contained in this Schedule 3 (Limitations on the Seller’s liability) shall apply to any claim for breach of or under this Agreement if and to the extent it arises or is increased as a result of an act of fraud by the Seller, any member of the Hazel Group or any of their respective directors, officers, employees or agents.

2.	Limitation on quantum

2.1	The Purchaser shall not be entitled to damages or other payment in respect of any Claim or Claims (other than for breach of the Tax Warranties):

(A)
in respect of any individual Claim (or series of related Claims with respect to related facts or circumstances) for less than an amount equal to one-tenth of one per cent. (0.1%) of the Consideration; and

(B)
unless and until the aggregate amount of all such Claims (disregarding any Claims excluded by paragraph 2.1(A) above) exceeds an amount equal to one per cent. (1%) of the Consideration, but once the aggregate amount of all such claims has exceeded such sum, the Seller shall be liable in respect of the full amount of all such Claims and not only the amount by which such sum is exceeded.

For the purposes of establishing whether any Claim falls to be notified under paragraph 3 (Time limits for bringing claims) below, no account shall be taken of the extent to which the amount of such Claim may be reduced by the operation of the subsequent provisions of this Schedule 3 (Limitations on the Seller’s liability) when determining whether it exceeds the thresholds referred to in this paragraph 2.1, but in the event that such a Claim falls to be so notified, the Seller shall not thereafter be precluded from excluding liability for that Claim by virtue of this paragraph 2 (Limitation on quantum) if the amount of the Claim is so reduced.

2.2
Without prejudice to paragraph 2.3, the total aggregate liability of the Seller for all claims under the Transaction Documents (including all legal and other costs and expenses) shall not in any event exceed an amount equal to the Consideration.

2.3	The total aggregate liability of the Seller shall not in any event exceed:

(A)
in the case of all Claims (excluding Claims for breach of the Third Party IP Infringement Warranty, a Secondary Warranty and/or a Fundamental Warranty), an amount equal to twenty per cent. (20%) of the Consideration;

(B)	in the case of a Claim for breach of the Third Party IP Infringement Warranty, an amount equal to $12 million;

(C)	in the case of Claims for breach of a Secondary Warranty, an amount equal to fifty per cent. (50%) of the Consideration; and

(D)	in the case of Claims for breach of a Fundamental Warranty and claims under the Tax Covenant, an amount equal to the Consideration.

3.	Time limits for bringing claims

3.1
No claim shall be brought against the Seller or any other member of the Seller’s Group unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and a good faith estimate of the amount claimed in respect thereof on or before 5:00 p.m.:

(A)	on the date falling on the first anniversary of the Completion Date in respect of a Claim under the Third Party IP Infringement Warranty;

(B)
on the date falling 18 months after the Completion Date in respect of any Claims (except for any Claims under the Fundamental Warranties, the Tax Warranties or the Third Party IP Infringement Warranty);

(C)	on the date falling on the second anniversary of the Completion Date in respect of any Claims under the Fundamental Warranties;

(D)	on the date falling three months after the sixth anniversary of the Completion Date in respect of any Claims under the Tax Warranties or claims under the Tax Covenant; and

(E)	on the date falling on the sixth anniversary of the Completion Date in respect of all other claims (except for the claims referred to in paragraph 3.2(B)),
PROVIDED THAT the liability of the Seller in respect of any such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) and the claim shall be deemed to have been withdrawn and no new claim may be made in respect of the facts giving rise to such claim unless legal proceedings in respect of such claim have been commenced within three months of the giving of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller except:

(i)
in the case of a claim based upon a liability which is contingent or otherwise not capable of being quantified, in which case the three-month period shall commence on the date that the contingent liability becomes an actual liability or the liability is capable of being quantified; or

(ii)
in the case of a claim where a member of the Purchaser’s Group has a corresponding claim against an insurer or a corresponding entitlement to recovery from some other person, in which case the three-month period shall commence on the date that the corresponding claim or entitlement is finally settled or finally determined; and

(iii)
in the case of a claim made in connection with a Tax Authority Claim which has been notified under paragraph 8 of Schedule 5 (Tax Covenant) (such Tax Authority Claim being the “Underlying Claim”), in which case the three month period shall commence on the date that the Underlying Claim is finally settled or finally determined.

3.2
No claim under this Agreement shall be brought against the Seller (or any other member of the Seller’s Group) or against the Purchaser after the sixth anniversary of the Completion Date, except in relation to:

(A)	any Claim under the Tax Warranties or any claims under the Tax Covenant; or

(B)	any claim for breach of any of the Seller’s or Purchaser’s obligations under paragraph 5 (Third party claims and conduct of litigation).

4.	No Liability for Contingent or Non-Quantifiable Claims
If any breach of the Seller Warranties (other than the Tax Warranties) or any other provision of this Agreement (other than the Tax Covenant) or any other Transaction Document arises by reason of some liability which, at the time such breach or Claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified. So long as such Claim shall have been notified to the Seller in accordance with paragraph 3 (Time limits for bringing claims), as appropriate, then the proviso set out at paragraph 3(D)(i) shall operate to govern the time limit within which legal proceedings must be commenced in respect thereof.

5.	Third party claims and conduct of litigation

5.1
Upon the Purchaser or any member of the Purchaser’s Group becoming aware of: (i) any claim, action or demand against it by a third party which is likely to give rise to any claim in respect of any of the Seller Warranties or any other provision of this Agreement (excluding the Tax Warranties and the Tax Covenant) (a “Third Party Claim”); or (ii) any other matter likely to give rise to any claim in respect of any of the Seller Warranties or any other provision of any Transaction Document (excluding the Tax Warranties and the Tax Covenant) as a result of or in connection with a Third Party Claim (or potential Third Party Claim), the Purchaser shall and shall procure that the relevant member of the Purchaser’s Group shall (subject to paragraph 5.2 and paragraph 5.3)):

(A)
as soon as reasonably practicable: (i) notify the Seller of such Third Party Claim, specifying in reasonable detail the nature of the Third Party Claim; and (ii) consult with the Seller so far as reasonably practicable in relation to the conduct of the Third Party Claim;

(B)	subject to the Seller indemnifying the Purchaser or the relevant member of the Purchaser’s Group on an after-Tax basis in a form reasonably satisfactory to the

Purchaser against any and all liability, cost, damage or expense (including legal and professional costs and expenses) which may be reasonably incurred or, as the case may be, increased, and reimbursing the Purchaser and each member of the Purchaser’s Group for all out-of-pocket expenses reasonably incurred by them in compliance with this clause 5.1(B) thereby:

(i)
in connection with the Third Party Claim, promptly take such action and give such information and access during Working Hours to the personnel and premises of the Purchaser and/or any member of the Purchaser’s Group and to any chattels, books, records and documents (including in electronic form) within the possession of the Purchaser and/or any member of the Purchaser’s Group to the Seller or other relevant member of the Seller’s Group and its and their professional advisers as the Seller or such other relevant member of the Seller’s Group may reasonably request, provided that the Seller shall not be entitled to any information which would: (a) violate any confidentiality agreement to which any relevant member of the Purchaser’s Group is a party; (b) result in a loss of legal advice privilege or attorney-client privilege; or (c) if shared with the Seller, breach any applicable law or regulation;

(ii)
upon receipt of a written notice by the Seller allow the Seller to assume the sole conduct of the Third Party Claim as the Seller may deem appropriate in the name of the Purchaser or any relevant member of the Purchaser’s Group and in that connection the Purchaser shall:

(a)	give or cause to be given to the Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing the Third Party Claim;

(b)
instruct such solicitors or other professional advisers as the Seller or such other member of the Seller’s Group may nominate (with the approval of the Purchaser, such approval not to be unreasonably withheld or delayed) to act on behalf of the Purchaser or any relevant member of the Purchaser’s Group, as appropriate, but to act in accordance with the instructions of the Seller or other member of the Seller’s Group;

(c)
be entitled to participate in the defence of the Third Party Claim and employ its own professional or legal adviser, in each case, without prejudice to the Seller’s right to assume the sole conduct of the Third Party Claim; and

(iii)
make no admission of liability, agreement, settlement or compromise with any third party in relation to the Third Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed.

5.2	If the Seller sends a notice to the Purchaser pursuant to paragraph 5.1(B)(ii) and takes conduct of any action in relation to a Third Party Claim, the Seller shall:

(A)
consult with the Purchaser and take reasonable account of the views of the Purchaser throughout the course of its dealings with the Third Party Claim before taking any action in relation to the Third Party Claim; and

(B)
keep the Purchaser informed of all material matters relating to the Third Party Claim on a timely basis and shall promptly forward or procure to be forwarded to the Purchaser copies of all material correspondence and other material written communications relating to the Third Party Claim; and

(C)
make no admission of liability, agreement, settlement or compromise with any third party in relation to the Third Party Claim without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

5.3
Notwithstanding the provisions of paragraphs 5.1 and 5.2 and subject to the provisions of paragraph 5.4, neither the Purchaser nor any member of the Purchaser’s Group shall be required to take any action or refrain from taking any action and shall be entitled to assume or re-assume the conduct of the Third Party Claim where:

(A)	the Third Party Claim relates to and/or involves any Owned Intellectual Property, including any attack on the subsistence or validity of any Owned Intellectual Property;

(B)
the Purchaser, or another relevant member of the Purchaser’s Group, considers (acting reasonably) that such action or omission may be unduly onerous or materially prejudicial to it or to its business, including the goodwill, customer relationships and commercial interests of the Purchaser’s Group or the Intellectual Property of any member of the Hazel Group;

(C)	the action required to be taken in relation to a Third Party Claim:

(i)	relates to or arises in connection with any criminal or quasi-criminal action;

(ii)	has or is reasonably likely to have a regulatory impact on the business or operations of any member of the Hazel Group; or

(iii)	involves the seeking of an injunction or equitable relief against the Purchaser or any other member of the Purchaser’s Group.

5.4	If the Purchaser takes conduct of any action in relation to a Third Party Claim as contemplated by the provisions of paragraph 5.3, the Purchaser shall:

(A)
consult with the Seller and take reasonable account of the views of the Seller throughout the course of its dealings with the Third Party Claim before taking any action in relation to the Third Party Claim; and

(B)
keep the Seller informed of all material matters relating to the Third Party Claim on a timely basis and promptly forward or procure to be forwarded to the Seller copies of all material correspondence and other material written communications relating to the Third Party Claim; and

(C)
make no admission of liability, agreement, settlement or compromise with any third party in relation to the Third Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed (and for these purposes, it would be unreasonable for the Seller to withhold or delay its consent if it is not able to provide to the Purchaser, within a reasonable timeframe, having regard to the circumstances, an opinion from a Queen’s Counsel in England and Wales which reasonably demonstrates why no such admission of liability, agreement, settlement or compromise should be made (or whether an admission of liability, agreement, settlement or comprise should instead be made on different terms)).

6.	No liability if loss is otherwise compensated for

6.1
No liability shall attach to the Seller by reason of any breach of any of this Agreement or the other Transaction Documents to the extent that the same loss has been recovered by the Purchaser or any member of the Purchaser’s Group under any other term of this Agreement or other Transaction Document, and accordingly, the Purchaser may only recover once in respect of the same loss.

6.2
The Seller shall not be liable for any Claim to the extent that the subject of the Claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any other member of the Purchaser’s Group.

6.3
The Seller’s liability in respect of any Claim shall be reduced by an amount equal to any loss or damage to which the Claim related which has actually been recovered under a policy of insurance, after deducting any costs incurred in making such recovery (including any deductible netted from the insurance proceeds and any increase in insurance premiums resulting from recovering under such policy of insurance) and any Tax incurred as a result of the receipt of such recovery.

6.4
Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser’s Group recovers (whether by insurance or otherwise), from a third party a sum which indemnifies or compensates the Purchaser or relevant member of the Hazel Group (in whole or in part) for the loss or liability which is the subject matter of the claim, the Purchaser or relevant member of the Purchaser’s Group shall or shall procure that the relevant member of the Hazel Group shall pay to the Seller, as soon as reasonably practicable after receipt:

(A)	an amount equal to the amount recovered from that third party (net of Tax and less any costs of recovery); or

(B)	if the amount referred to in paragraph 6.4(A) exceeds the amount paid by the Seller to such Purchaser in respect of the relevant claim, such lesser amount as shall have been so paid by the Seller.

7.	Recovery from Insurers and other Third Parties

7.1
Without prejudice to clause 13 (Insurance), if, in respect of any matter which would give rise to a Claim, any member of the Purchaser’s Group is entitled to claim under any policy of insurance in respect of any matter or event that is likely to give rise to a Claim, then the

Seller shall not be liable for such Claim unless and until the appropriate member of the Purchaser’s Group shall have made a claim against its insurers and used reasonable endeavours to pursue such claim. To the extent that the relevant member of the Purchaser’s Group recovers an amount under such insurance claim, any Claim against the Seller shall be reduced by the amount so recovered by the relevant member of the Purchaser’s Group after deducting any costs which are reasonably and properly incurred in making such recovery (including any increase in insurance premiums solely resulting from recovery under such policy of insurance) and any Tax incurred as a result of the receipt of such recovery.

7.2
Where the Purchaser or any other member of the Purchaser’s Group is at any time entitled to recover from some other person (other than an insurer under an insurance policy referred to under paragraph 7.1) any sum in respect of any matter giving rise to a Claim, the Purchaser shall, and shall procure that the member of the Purchaser’s Group concerned shall, take reasonable steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the Claim) and so long as such Claim shall have been notified to the Seller in accordance with paragraph 3 (Time limits for bringing claims), as appropriate, then the relevant proviso of paragraph 3 (Time limits for bringing claims) shall operate to govern the time limit within which legal proceedings must be commenced in respect thereof. In the event that the Purchaser or any member of the Purchaser’s Group shall recover any amount from such other person, the amount of the claim shall be reduced by the amount so recovered after deducting any costs which are reasonably and properly incurred in making such recovery (including any increase in insurance premiums solely resulting from recovery under such policy of insurance) and any Tax incurred as a result of the receipt of such recovery.

7.3
If the Seller pays at any time to the Purchaser or any other member of the Purchaser’s Group an amount pursuant to a Claim made by the Purchaser against it and the Purchaser or any other relevant member of the Purchaser’s Group subsequently recovers from some other person any sum (whether by payment, discount, credit, relief or otherwise) in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall repay to the Seller the lesser of:

(A)	the amount paid by the Seller to the Purchaser or relevant member of the Purchaser’s Group; and

(B)
the sum (including interest (if any) but after deducting any Tax incurred as a result of that recovery and any costs of recovery which are reasonably and properly incurred) recovered from such other person.

8.	Acts and knowledge of the Purchaser

8.1	No Claim (excluding any Claim under the Tax Warranties) shall lie against the Seller to the extent that such claim is attributable to:

(A)	any voluntary act, omission, transaction, or arrangement which is carried out pursuant to and in compliance with this Agreement; or

(B)	any voluntary, act, omission, transaction or arrangement which is carried out:

(i)
pursuant to and in accordance with a legally binding commitment binding on the Company or any member of the Hazel Group in force at or before Completion by the Purchaser or any member of the Purchaser’s Group (or any person on its behalf) on or after Completion outside the ordinary course of business of the Hazel Group as carried on at Completion;

(ii)	at the written request or written direction of or with the written consent of the Purchaser or any member of the Purchaser’s Group; or

(iii)	in order to comply with applicable laws and regulations.

8.2
Without prejudice to paragraph 8.3, the Seller shall not be liable in relation to any matter forming the basis of a Claim of which the Purchaser actually knew about on or before the date of this Agreement. For these purposes:

(A)
the Purchaser’s awareness shall mean the actual knowledge of the Purchaser’s Chief Executive Officer, President, Chief Financial Officer, Chief Technology Officer, Executive Vice President of Corporate Strategy, M&A, and Government Relations, SVP, Corporate Strategy and Development and SVP Global Head of Payment Products and Platform (the “Purchaser’s Executive Team”), in each case, having made reasonable enquiries of the individuals employed by a member of the Purchaser’s Group who have undertaken due diligence activities in connection with the Transaction and who directly report to the Purchaser’s Executive Team; and

(B)
the Purchaser shall be deemed to have knowledge of those matters which have been Fairly Disclosed in any of the Information Memorandum, the Data Room, the Signing Disclosure Letter and the Completion Disclosure Letter (provided that no warranty is given or shall be implied as to the accuracy or completeness of the contents of any of the foregoing) and the Transaction Documents.

8.3
The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if it has been Fairly Disclosed in the Signing Disclosure Letter, the Completion Disclosure Letter or in any document delivered therewith.

9.	The Completion Accounts
No matter shall be the subject of a Claim (excluding any Claim under the Tax Warranties) to the extent that a specific allowance, provision or reserve in respect of such matter is made in the Completion Accounts or has been included in calculating creditors in the Completion Accounts.

10.	Future legislation
No liability shall arise in respect of any Claim (excluding any Claim under the Tax Warranties) to the extent that liability for such breach occurs or is increased directly as a result of the passing of, or a change in, any law, rule, regulation, treaty, constitution, order or administrative action, in each case having the force of law and which is not in force on or prior to the date of this Agreement.

Schedule 4
(Completion Accounts)
Part A: Preparation and determination of Completion Accounts and payment provisions
Preparation and determination of Completion Accounts by the Purchaser

1.
The Purchaser shall procure the preparation of a consolidated balance sheet of the Hazel Group as at the Effective Time, substantially in the form set out in Part D (Consolidated Balance Sheet) of this Schedule 4 (Completion Accounts) and including a completion statement, specifying:

(A)	the Cash Value;

(B)	the Debt Value;

(C)	the Net Cash Balance; and

(D)	the Working Capital,
(the “Draft Completion Accounts”). The Purchaser shall deliver the Draft Completion Accounts to the Seller in accordance with clause 18 (Notices) by the date falling 40 Business Days after Completion.

2.
The Purchaser shall prepare the Draft Completion Accounts in accordance with those accounting policies, principles, practices, bases and methodologies set out in Parts B (Accounting policies, principles, practices, bases and methodologies) to C (Specific accounting principles, practices and policies) of this Schedule 4 (Completion Accounts).

3.	In calculating the Net Cash Balance and the Working Capital, there shall (if relevant) be no double-counting of any asset, liability or expense.

4.
The Completion Accounts shall include a breakdown for Inter-Company Payables and Inter-Company Receivables and shall specify the relevant debtor and creditor for each Inter-Company Payable and Inter- Company Financing Receivable.

5.
Save in accordance with the provisions of paragraph 10 of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts), no amendment shall be made to the Draft Completion Accounts after their delivery to the Seller in accordance with paragraph 1 of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts).

Review of Draft Completion Accounts by the Seller

6.
The Purchaser shall procure that, from Completion to the date on which the Completion Accounts have been agreed in accordance with this Schedule 4 (Completion Accounts), the Company and each other member of the Hazel Group (as required) provides without charge such reasonable access to its personnel (who shall be instructed to cooperate and give prompt information and explanations), books and records, calculations and working papers as the Seller and/or its accountants and advisers may reasonably request in connection with the preparation of the Draft Completion Accounts, subject to providing such confidentiality undertakings as the Purchaser may reasonably request.

7.
The Seller may dispute the Draft Completion Accounts by notice in writing (the “Dispute Notice”) delivered to the Purchaser in accordance with clause 18 (Notices) within 20 Business Days of receiving the Draft Completion Accounts. The Dispute Notice shall specify which items of the Draft Completion Accounts are disputed and the reasons therefor and the monetary value of the adjustments that the Seller claims are accordingly required to be made to:

(A)	the Cash Value;

(B)	the Debt Value;

(C)	the Net Cash Balance; and

(D)	the Working Capital.
Only those items or amounts specified in the Dispute Notice shall be treated as being in dispute (the “Disputed Items”) and no amendment may be made by either party, or any Expert appointed pursuant to paragraph 10(B) of this Schedule 4 (Completion Accounts), to any items or amounts which are not Disputed Items.

8.
The Dispute Notice shall be accompanied with relevant supporting documentation and working papers on which the Seller wishes to rely, it being acknowledged by the Seller that it shall provide further documentation to support its claims on request by the Purchaser or Expert (as applicable).

Finalisation of Completion Accounts

9.
If the Seller does not serve the Dispute Notice under paragraph 7 of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts), the Draft Completion Accounts shall constitute the Completion Accounts.

10.
If the Seller does serve a Dispute Notice under paragraph 7 of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts), then the Purchaser and the Seller shall use their reasonable endeavours to resolve the Disputed Items and either:

(A)
if the Purchaser and the Seller reach agreement on the Disputed Items within 10 Business Days of the Dispute Notice being served (or such longer period as the Purchaser and the Seller may agree in writing), the Draft Completion Accounts shall be amended to reflect such agreement and shall then constitute the Completion Accounts; or

(B)	if the Purchaser and the Seller do not reach agreement in accordance with paragraph 10(A) of this Part A (Preparation and determination of Completion

Accounts and payment provisions) of this Schedule 4 (Completion Accounts), the Purchaser or the Seller may refer the dispute in respect only of the Disputed Items:

(i)	to such individual at an independent firm of chartered accountants of international repute as the Seller and the Purchaser may agree in writing; or

(ii)
failing such agreement within 5 Business Days of the expiry of the period referred to in paragraph 10(A) of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts), to such independent firm of chartered accounts of international repute in the United States of America as the President of the American Institute of Certified Public Accountants may, on application of either the Seller or the Purchaser, nominate (the “Expert”), on the basis that the Expert is to make a decision on the dispute and notify the Seller and the Purchaser of its decision within 10 Business Days of receiving the reference or such longer period as the Expert may determine is reasonably required; and

(C)
each party shall bear its own costs with respect to the finalisation of the Completion Accounts. The costs of the Expert shall be borne by the parties as set out in paragraph 11(G) of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts).

11.	In any reference to the Expert in accordance with paragraph 10 of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts):

(A)
the Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to Parts B (Accounting policies, principles, practices, bases and methodologies) to C (Specific accounting principles, practices and policies) of this Schedule 4 (Completion Accounts);

(B)	the Expert shall be engaged jointly by the Seller and the Purchaser on the terms set out in this Schedule 4 (Completion Accounts) and otherwise on such terms as shall be agreed;

(C)
Except if and to the extent the Seller and Purchaser agree otherwise, the Expert shall determine its own procedure but apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)	whether any of the arguments for an alteration to the Draft Completion Accounts put forward in the Dispute Notice is correct in whole or in part; and

(ii)	if so, subject to paragraph (D) of this Schedule 4 (Completion Accounts), what alterations should be made to the Draft Completion Accounts in order to correct the relevant inaccuracy in it.

(D)
any determination made by the Expert of alternations to the Draft Completion Accounts pursuant to paragraph 11(C)(ii) must be made within (and no higher or lower than) the minimum and maximum range of the amount being disputed by the Seller and the Purchaser.

(E)	the procedure of the Expert shall:

(i)	give the Seller and the Purchaser a reasonable opportunity to make written representations to them; and

(ii)	require that each of the Seller and the Purchaser supply the other with a copy of any written representations at the same time as they are made to the Expert.

(F)
the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Seller and the Completion Accounts shall be the Draft Completion Accounts amended as necessary to reflect the decision of the Expert and, as so amended, signed by the Expert;

(G)	the costs of the Expert shall be paid by the Seller and the Purchaser in equal proportion within 10 Business Days of the decision of the Expert (or sooner if required by the Expert); and

(H)
each of the Seller and the Purchaser shall cooperate with the Expert and respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including:

(i)	by their respective advisers;

(ii)	in the case of the Purchaser, the books and records and personnel of the Hazel Group; and

(iii)	in the case of the Seller, the books and records and personnel of the Seller’s Group.

12.
Nothing in this Schedule 4 (Completion Accounts) shall entitle a party or the Expert access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Seller nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

13.
Each of the Seller and the Purchaser and the Expert shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4, confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft

Completion Accounts, the proceedings of the Expert or another matter arising out of this Agreement.

14.	Following determination of the Completion Accounts, the amount of:

(A)	the Cash Value;

(B)	the Debt Value;

(C)	the Net Cash Balance; and

(D)	the Working Capital,
shall, in each case, be determined by reference to the Completion Accounts.

15.	Following agreement or determination (as applicable) of the Completion Accounts in accordance with this Schedule 4 (Completion Accounts):

(A)
subject to paragraph 15(C) of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts), if the Net Cash Balance of the Hazel Group is a negative amount, then the Seller shall pay to the Purchaser an amount equal thereto or, if the Net Cash Balance is a positive amount, the Purchaser shall pay to the Seller an amount equal thereto, in each case, within five Business Days of such agreement or determination (as applicable) of the Completion Accounts. Any payment pursuant to this paragraph 15 shall be adjusted to take into account the Estimated Net Cash Balance applied to the Consideration paid at Completion pursuant to paragraph 1 of Part B (Accounting policies, principles, practices, bases and methodologies) of Schedule 1 (Completion Arrangements);

(B)
subject to paragraph 15(C) of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts), if the Working Capital is less than or greater than the Normalised Working Capital (such amount being the “Working Capital Shortfall” or the “Working Capital Excess” respectively), then, as relevant: (i) the Seller shall pay to the Purchaser an amount equal to the absolute value of the Working Capital Shortfall; or (ii) the Purchaser shall pay to the Seller an amount equal to the absolute value of the Working Capital Excess, in each case, within five Business Days of such agreement or determination (as applicable) of the Completion Accounts. Any payment pursuant to this paragraph 15(B) shall be adjusted to take into account the Estimated Working Capital applied to the Consideration paid at Completion pursuant to paragraph 1 of Part B (Accounting policies, principles, practices, bases and methodologies) of Schedule 1 (Completion Arrangements); and

(C)
for the avoidance of doubt, no amount shall be payable in respect of the same matter both pursuant to: (i) either paragraphs 15(A) or 15(B) of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts) (as applicable); and (ii) in respect of any Seller Warranty being breached or being inaccurate or misleading, or in respect of any breach of, or under, any other provision of this Agreement or other Transaction Document.

16.	The Seller, as agent for the members of the Seller’s Group, and the Purchaser, as agent for the members of the Hazel Group, agree and acknowledge that:

(A)	the amount of the Inter-Company Receivables and the amount of the Inter-Company Payables is included in the Completion Accounts as part of the Cash Value and Debt Value respectively;

(B)	the Net Cash Balance adjustment made to the Base Consideration pursuant to clause 3.1 takes into account the amount of the Inter-Company Receivables and the amount of the Inter-Company Payables; and

(C)
as a result of the adjustments made to the Base Consideration as described above, the Inter-Company Receivables and the Inter-Company Payables shall, upon payment of the Net Cash Balance pursuant to paragraph 15(C) of this Part A (Preparation and determination of Completion Accounts and payment provisions) of this Schedule 4 (Completion Accounts) (and to the extent that the same have not yet been discharged at Completion pursuant to paragraph 1 of Part C (Specific accounting principles, practices and policies) of Schedule 1 (Completion Arrangements)), now be settled and discharged by the Purchaser and the Seller who shall each procure that the actual amount of each Inter-Company Receivable and each Inter-Company Payable has been repaid by each relevant member of the Seller’s Group to the relevant member of the Hazel Group or by the relevant member of the Hazel Group to the relevant member of the Seller’s Group, as the case may be, and, following the settlement and discharge above (if applicable), no further amount shall be considered as due, owing or payable between any member of the Seller’s Group and any member of the Purchaser’s Group (including, for this purpose, the Hazel Group) (or vice versa) in respect of the Inter-Company Payables or the Inter-Company Receivables.

17.
All payments to be made under this Schedule 4 (Completion Accounts) shall be made in immediately available funds in dollars without any set-off, restriction or condition and without any deduction or withholding (save only as may be required by law) by wire transfer to the account of the Seller or the Purchaser (as the case may be) notified in advance to the party making the payment by the party receiving the payment

18.	Any payment made by the Seller or, as the case may be, by the Purchaser pursuant to this Schedule 4 (Completion Accounts) shall take effect as an alteration to the Consideration.

PART B: Accounting policies, principles, practices, bases and methodologies
The Completion Accounts shall:

1.	be prepared using the specific accounting principles, practices and policies set out in Part C (Specific accounting principles etc.) of this Schedule 4 (Completion Accounts);

2.
subject to paragraph 1 of this Part B (Accounting policies, principles, practices, bases and methodologies) of this Schedule 4 (Completion Accounts) above, be prepared using the accounting principles, practices and policies of the Seller which are applied in accordance with the preparation of the audited financial statements of the Seller for the accounting reference period ending 31 December 2018; and

3.
subject to paragraphs 1 and 2 of this Part B (Accounting policies, principles, practices, bases and methodologies) of this Schedule 4 (Completion Accounts) above, be prepared under generally accepted accounting principles and financial reporting and accounting standards in the United States of America in force and applicable as at the Completion Date.

For the avoidance of doubt, paragraph 1 shall take precedence over paragraphs 2 and 3, and paragraph 2 shall take precedence over paragraph 3, in each case, of this Part B (Accounting policies, principles, practices, bases and methodologies) of this Schedule 4 (Completion Accounts).
PART C: Specific accounting principles, practices and policies
The Completion Accounts shall be prepared:

1.	as if the date to which the Completion Accounts are made up were the last day of a financial year;

2.
subject to paragraph 4 below, on the basis of the same management judgments, estimates, forecasts and opinions that were used for the purposes of and reflected in the accounts relevant to the matter being evaluated consistently applied but taking into account any material change in circumstances (other than the change of ownership of the Hazel Group) that has occurred between the date on which those accounts were signed and the Completion Date;

3.
so as to include no charge, provision, reserve or write-off in respect of any costs, liabilities or charges to be incurred after the date to which the Completion Accounts are made up as a consequence of the change of ownership of the Hazel Group or any change in management strategy, direction or priority or possible closure of any business (or part thereof) which results from the change of ownership (provided that the valuation of a business, and its assets, shall be conducted in the context of the relevant business at

Completion without taking into account any change of ownership thereof or the Purchaser’s intentions with respect to the conduct of any business after Completion);

4.	so as to take no account of events following the Effective Time;

5.
so as to take no account of the costs of the Seller or the Purchaser in relation to this agreement (including, without limitation, the costs of the preparation, delivery, review and resolution of the Completion Accounts);

6.
so as to include no provision for or with respect to any matter (other than any Tax Liability (as defined in the Tax Covenant)) which is the subject of an indemnity in favour of the Purchaser or a member of the Hazel Group under the Transaction Documents;

7.	so as not to reappraise the value of any of the fixed assets of any member of the Hazel Group and, in particular (but without limitation), so as not to revalue any land or buildings; and

8.
so as not to (i) show any Relief (other than any right to repayment of Tax) as an asset of any member of the Hazel Group, or (ii) take any Relief (other than any right to repayment of Tax) into account in computing a provision for deferred Tax.

PART D: Balance sheet

Currency: € 000	Cash	Debt	Working Capital	Other
PPE	-	-	-	X
Other LT Assets	-	-	-	X
Operating lease assets	-	-	-	X
Total non-current assets	-	-	-	-
Cash and Cash equivalents	X	-	-	-
Accounts receivable	-	-	X	-
Intercompany receivable	X	-	-	-
Prepayments and other current assets	-	-	X	-
Prepaid taxes	X	-	-	-
Total current assets	-	-	-	-
Total assets	-	-	-	-
Deferred revenue	-	-	X	-
Accrued income tax payable	-	X	-	-
Deferred rent	-	X	-	-
Operating lease liabilities	-	-	-	X
Total non-current liabilities	-	-	-	-
Accounts payable	-	-	X	-
Intercompany payable	-	X	-	-
Income taxes payable	-	X	-	-
Accrued Salary and benefits	-	-	X	-
Operating lease liabilities	-	-	-	X
Other accrued liabilities - current	-	-	X	-
Deferred rent	-	X	-	-
Deferred revenue	-	-	X	-
Total current liabilities	-	-	-	-
Total liabilities	-	-	-	-
Net assets	-	-	-	-

Schedule 5
(Tax Covenant)

1.	Interpretation
In this schedule:

1.1	defined terms have the same meaning as under the Agreement provided that the following expressions have the following meanings:

“Actual Tax Liability”	has the meaning given in paragraph 1.2(A);
“Covenantor Liability”	means each of (i) a Tax Liability of any member of the Covenantor’s Group, and (ii) any liability of the Covenantor under paragraph 2 (Covenant);
“Covenantor’s Dispute Document”	has the meaning given in paragraph 8.7(A);
“Covenantor’s Group”	has the meaning ascribed to “Seller’s Group” in clause 1.1 of the Agreement;
“Event”	means any transaction, event, circumstance, action or omission, including, without limitation, Completion and any change in the residence of any person for the purposes of any Tax;
“FA 2014”	means the Finance Act 2014;
“Follower Notice”	means a notice served under section 204 FA 2014;
“Group Companies”	means the Company and the Subsidiaries and “Group Company” means any of them;
“Income, Profits or Gains”	has the meaning given in paragraph 1.3(A);
“Interest Restriction Rules”
means the provisions of Part 10 of, and Schedule 7A to, TIOPA and any regulations made in relation thereto, in each case as the same may be amended from time to time, together with any similar regime outside the United Kingdom;

“Overprovision Amount”	has the meaning given in paragraph 5.2;
“Payment on Account”	has the meaning given in paragraph 8.4;
“Post-Completion Relief”
means any Relief of a Group Company which arises: (i) as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion; or (ii) in respect of a period commencing after Completion;

“Purchaser Group Relief”	means any Relief of a member of the Purchaser’s Group (other than a Group Company);
“Purchaser’s Group”
means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries and subsidiary undertakings of such holding company from time to time (including, following Completion, the Group Companies);

“Purchaser’s Relief”	means any Post-Completion Relief and any Purchaser Group Relief;
“Purchaser’s Repayment”
means (i) any repayment of Tax taken into account in the preparation of the Completion Accounts, and (ii) any repayment of Tax arising as a consequence of, or by reference to, an Event occurring (or deemed to incur) after Completion or in respect of a period commencing after Completion;

“Relevant Percentage”
means in the case of:
Nevis Joint Venture the number of shares held by
                                         Ecebs Limited (at the time of
                                         Completion) in Nevis Technologies
                                          Ltd as a percentage of the total
                                         issued share capital (at the time of
                                         Completion) of the Nevis Joint
                                         Venture;

Accrington Joint Venture the number of shares held by
                                         Limited (at the time of Completion)
                                         in Accrington Technologies Ltd as
                                         a percentage of the total issued
                                         share capital (at the time of
                                         Completion) of the Accrington Joint
                                         Venture; and

all other companies 100%;

“Repayment Amount”	has the meaning given in paragraph 6.3;
“Secondary Liability”	means a Tax Liability by reference to which an amount becomes payable under paragraphs 12.1 or 12.2;
“Straddle Period”	has the meaning given in paragraph 9.4;

“Subsidiaries”	means each entity, basic information concerning which is set out in Attachment 1 (Basic information about the Hazel Group) of the Agreement as at Completion;
“Tax”
means all taxes, levies, duties and imposts and any contributions, assessments, charges, deductions or withholdings in the nature of tax whether levied by reference to gross or net Income, Profits or Gains, net wealth, asset values, turnover, added value or otherwise and including taxes on receipts, sales, use, occupation, development, franchise, employment, value added and personal property and stamp, documentary and social security taxes, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them; but not including rates in respect of business premises or utilities, or other items generally treated as Tax deductible revenue expenditure; regardless of whenever and wherever imposed and of whether any such taxes, levies, duties, imposts, contributions, assessments, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in paragraph 7 (Recovery From Other Persons);

“Tax Assessment”
means any assessment, demand, determination or other similar formal notice of a Tax Effect issued by or on behalf of any Tax Authority by virtue of which a Group Company or any other person (including, in the context of paragraph 12.2, any member of the Covenantor’s Group) either is liable (or would, but for the use of a Relief, become liable) to make a payment of Tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment) and also means any self-assessment made by a Group Company or any other person (including, in the context of paragraph 12.2, any member of the Covenantor’s Group) in respect of any amount of Tax which any of them considers that either it is liable (or would, but for the use of a Relief, become liable) to pay or it will (or would, but for the use of a Relief), with the passing of time, become liable to pay;

“Tax Authority”	means any authority responsible for the assessment, collection or management of any Tax;

“Tax Authority Claim”
means any self-assessment or the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which self-assessment, notice, letter document or action it appears either (i) that a Tax Effect may arise or be increased in respect of a Group Company, (ii) in the context of paragraph 12.1, that a Tax Liability of any member of the Purchaser’s Group may arise or be increased, or (iii) in the context of paragraph 12.2, that a Tax Liability of any member of the Covenantor’s Group may arise or be increased;

“Tax Effect”	means (i) a Tax Liability, or (ii) the loss, disallowance, reduction or unavailability of any right to repayment of Tax within paragraph 2.3;
“Tax Liability”	has the meaning given in paragraph 1.2;
“Tax Period”
subject to paragraph 13 (Notional End of Tax Period), means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority or in respect of which, or by reference to which, Tax is required to be calculated;

“Tax Return Period”
means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority in connection with the assessment of a company’s Tax Liability on Income, Profits or Gains; and

“TIOPA”	means the Taxation (International and Other Provisions) Act 2010.

1.2	references to any “Tax Liability” mean:

(A)
a liability or increase in a liability to make a payment of Tax, regardless of whether any such liability has been discharged in whole or in part before Completion (an “Actual Tax Liability”), in which case the amount of the Actual Tax Liability is to be the Relevant Percentage of the liability or increase in liability; and/or

(B)
the setting off or utilisation of any Relief or repayment of Tax against any Tax or any Income, Profits or Gains (in which case, the amount of the Tax Liability is to be the Relevant Percentage of the amount of Tax thereby saved) and, for this purpose, the application of any deduction in computing Income, Profits or Gains for the purposes of any Tax is to be treated as the setting off or utilisation of a Relief against Income, Profits or Gains;

1.3	references to:

(A)	“Income, Profits or Gains” include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax; and

(B)	Income, Profits or Gains (as defined in paragraph 1.3(A)) as being earned, accrued or received on or before a particular date or in respect of a particular period mean

Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

1.4	references to “Tax thereon” in this schedule include an amount equal to Tax which would have been charged thereon but for the use or set off of a Purchaser’s Relief or a Purchaser’s Repayment;

1.5	unless otherwise specified:

(A)	references to paragraphs are to paragraphs of this schedule;

(B)
a reference in this schedule to the ordinary and usual course of the business or trade as carried on by a Group Company at Completion shall be construed as meaning the ordinary and usual course of the business or trade as carried on by the relevant Group Company in the twelve months preceding Completion;

(C)	references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used;

(D)
references to “repayment of Tax” mean a repayment or refund of Tax paid or amounts paid for, or on account of, Tax and shall be deemed to include any interest or repayment supplement on or in respect thereof; and

(E)
references to any transaction or action “required by law” shall not include the stamping or notarisation of any instrument unless (i) the Group Company or other member of the Purchaser’s Group in question is required by law to present such instrument for stamping or notarisation, or (ii) the same is necessary to satisfy a legal requirement or condition relating to the instrument being used for a particular purpose and such purpose cannot otherwise be reasonably achieved;

1.6	for the purposes of paragraph 5 (Overprovisions) and paragraph 6 (Repayments) the matters referred to in this paragraph are:

(A)	the loss, non-availability, reduction, set off or utilisation of any Purchaser’s Relief;

(B)	any change in law that is made after Completion;

(C)
any change in the published practice of, or any change in a published extra statutory concession of, any Tax Authority or any change in generally accepted accounting practice, in each case where the same occurs or is made after Completion;

(D)
any transaction, action or omission carried out, effected or made by a Group Company or other member of the Purchaser’s Group at any time after Completion other than any such transaction, action or omission which is required by law or which is carried out, effected or made in any of the circumstances specified in paragraphs 3.1(F)(i), 3.1(F)(ii) or 3.1(F)(iii);

(E)	any failure or omission as described in paragraph 3.1(G); and

(F)
any changes after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company or any other member of the Purchaser’s Group.

2.	Covenant
Subject to the provisions of paragraph 3 (Limitations and Exclusions), the Covenantor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under the Agreement for the Shares) an amount equal to:

2.1	any Actual Tax Liability of a Group Company:

(A)
arising as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax but excluding any such Actual Tax Liability to the extent that it arises in respect of or by reference to any Income, Profits or Gains; or

(B)
arising in respect of or by reference to any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, accrued or received (i) on or before Completion, or (ii) in respect of a period ending on or before Completion;

2.2
any Tax Liability, other than an Actual Tax Liability, where an Actual Tax Liability falling within paragraph 2.1 would have arisen but for the set-off or utilisation which comprises that Tax Liability;

2.3
the Relevant Percentage of any right to repayment of Tax which (i) has been taken into account in computing a provision for deferred Tax in the Completion Accounts to the extent that the Net Cash Balance and/or Working Capital are higher, individually or in aggregate, by the amount of such right to repayment than they would have otherwise have been or (ii) is shown as an asset of a Group Company in the Completion Accounts to the extent that such right to repayment is lost, disallowed or reduced, or is otherwise proven to be unavailable to any member of the Purchaser’s Group (otherwise than by way of setting off or utilisation following Completion); and

2.4
the Relevant Percentage of any reasonable out-of-pocket costs and expenses properly incurred by the Purchaser and/or a Group Company directly in connection with, and to the extent that such costs and expenses would not have been so incurred but for (i) any Tax Effect to the extent that it gives rise to an obligation for the Covenantor to make a payment to the Purchaser under this paragraph 2; (ii) any Tax Authority Claim for, or in connection with, a Tax Effect referred to in (i), or (iii) taking or defending any action under this schedule, to the extent such action is successful.

3.	Limitations and Exclusions

3.1
The covenant given in paragraph 2 (Covenant) shall not cover any Tax Liability of a Group Company and there shall be no liability in respect of a claim under the Tax Warranties (treating the circumstances giving rise to such claim as if, for the purposes of this paragraph 3, they were a Tax Liability) to the extent that:

(A)
provision or reserve in respect of that Tax Liability was made in the Completion Accounts or such Tax Liability was otherwise expressly taken into account in the preparation of the Completion Accounts (and, for this purpose, the phrase “taken into account in the Completion Accounts” means that the Net Cash Balance and/or the Working Capital are lower (individually or in aggregate), by the amount of such Tax Liability); or

(B)
that Tax Liability was paid or discharged before Completion and such payment or discharge was reflected in the Completion Accounts (and, for this purpose, the phrase “reflected in the Completion Accounts” means that the Net Cash Balance and/or the Working Capital are lower (individually or in aggregate), by the amount paid or discharged, than they would have been if such payment or discharge had not occurred); or

(C)
that Tax Liability is a Tax Liability within the meaning of paragraph 1.2(B) and, as the case may be: (i) the Relief in question is not a Purchaser’s Relief or a Relief taken into account for the purposes of paragraphs 5 (Overprovisions), 6 (Repayments), 7 (Recovery From Other Persons) or 11 (Deductions from Payments, etc.); and/or (ii) the repayment of Tax in question is not a Purchaser’s Repayment or a repayment taken into account for the purpose of paragraph 5 (Overprovisions), 6 (Repayments) or 7 (Recovery From Other Persons) or 11 (Deductions from Payments, etc.); or

(D)	that Tax Liability would not have arisen but for any change in law that is made after Completion; or

(E)	that Tax Liability would not have arisen but for:

(i)	any change in the published practice of, or any change in a published extra statutory concession of, any Tax Authority; or

(ii)	any change in generally accepted accounting practice,
in either case, where the same occurs or is made after Completion; or

(F)
that Tax Liability would not have arisen but for a transaction, action or omission (provided, in the case of an omission, that the Group Company or member of the Purchaser’s Group knew, or ought reasonably to have known, that such omission would give rise to such Tax Liability) carried out, effected or made by a Group Company or other member of the Purchaser’s Group at any time after Completion, other than any such transaction, action or omission which is required by law or which is carried out, effected or made:

(i)	under a legally binding commitment of a Group Company created on or before Completion; or

(ii)	in the ordinary and usual course of the business or trade as carried on by a Group Company at Completion; or

(iii)	at the written request or with the written consent of any member of the Covenantor’s Group; or

(G)
that Tax Liability would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser and/or a Group Company after Completion to make or submit all claims, disclaimers, elections, consents or other similar documents which have been assumed to have been made or submitted for the purposes of computing the provision or reserve for Tax in the Completion Accounts and for which the need to so make or submit is either (i) notified in writing to the Purchaser (whether or not in accordance with clause 18 (Notices)) as part of the process of agreeing the Completion Accounts in accordance with Schedule 4 (Completion Accounts), or (ii) notified in writing to the Purchaser at least 15 Business Days before the relevant claim, disclaimer, election, consent or other similar document is required to be made or submitted ; or

(H)
that Tax Liability would not have arisen but for any changes after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company or any other member of the Purchaser’s Group except where such change was necessary to comply with law or generally accepted accounting practice as, and to the extent that, it applied to the relevant company at Completion; or

(I)	that Tax Liability has been made good without cost to any Group Company or to any other member of the Purchaser’s Group; or

(J)
any Income, Profits or Gains to which that Tax Liability is attributable were actually earned or received by or actually accrued to a Group Company on or before Completion and were not (in either such case) reflected in the Completion Accounts but should have been so reflected (such that the Net Cash Balance and/or Working Capital are lower (individually or in aggregate), by the amount of such Income, Profits or Gains, than they would have been if such Income, Profit or Gains had been so reflected); or

(K)
the Purchaser has otherwise made recovery in respect of that Tax Liability under this schedule or by means of a claim for breach of any of the warranties set out in Schedule 2 (Warranties) to the Agreement or under any other provision of any of the Transaction Documents; or

(L)	that Tax Liability would not have arisen or would have been reduced but for a failure by the Purchaser to comply with any of its obligations under this schedule; or

(M)	that Tax Liability comprises a penalty, charge or interest and is attributable to any unreasonable delay or failure on the part of any member of the Purchaser’s Group.

3.2
For the purposes of paragraph 3.1 and paragraph 4 (Mitigation), references to “Tax Liability” include any loss, non-availability, disallowance or reduction in any repayment of Tax as referred to in paragraph 2.3.

3.3
Certain provisions of Schedule 3 (Limitations on the Seller’s liability) to the Agreement contain further limitations which apply to this schedule (including setting certain financial and time limits).

4.	Mitigation

4.1	Subject to paragraph 4.2, the Purchaser shall, at the direction in writing of the Covenantor, procure that the Group Companies take all such steps as the Covenantor may reasonably require to:

(A)
use in the manner hereinafter mentioned all such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company without payment but excluding a Purchaser’s Relief, as are available to a Group Company and can actually be used to reduce, eliminate or to make good any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this schedule, the said use being to effect the reduction, elimination or making good of any such Tax Liability to the extent specified by the Covenantor and permitted by law; and

(B)
make all such claims and elections in respect of a Group Company specified by the Covenantor in respect of any Tax Period of that Group Company commencing before Completion or in respect of any Event occurring (or deemed to occur) on or before Completion as have the effect of reducing, eliminating or making good any such Tax Liability as is mentioned in paragraph 4.1(A), provided that no such claim or election shall require a Group Company to use (i) any Purchaser’s Relief, or (ii) any Purchaser’s Repayment, or (iii) any Relief or repayment to the extent it has already been taken into account for the purpose of paragraph 5 (Overprovisions), 6 (Repayments) or 7 (Recovery From Other Persons) or has otherwise reduced a liability of the Covenantor under the Transaction Documents.

4.2	The Purchaser shall not be obliged under this paragraph 4 to take, or to procure that any Group Company takes, any action which:

(A)
would, or may, have the effect of giving rise to any Tax Liability of any Group Company for which no claim could be made under this schedule other than any Tax Liability within the meaning of paragraph 1.2(B) arising as a result of the utilisation of a Relief that is neither a Purchaser’s Relief nor a Relief already taken into account for the purposes of paragraphs 5 (Overprovisions), 6 (Repayments) or 7 (Recovery From Other Persons); or

(B)	would, or may, have the effect of preventing from arising (or reducing) a Relief which would, but for that action, have been a Purchaser’s Relief.

5.	Overprovisions

5.1
Subject to the provisions of paragraph 6.5 and paragraph 15 (Notification and Limits on Covenantor’s Claims), if any provision for Tax in the Completion Accounts (which shall include, for these purposes, any provision for deferred Tax to the extent that the Net Cash Balance and/or Working Capital are lower, individually or in aggregate, by the amount of such provision than they would have otherwise have been) is an overprovision otherwise than as the result of any matter referred to in paragraph 1.6, then the Relevant Percentage of the amount of such overprovision shall be dealt with in accordance with paragraph 5.2.

5.2	Where it is provided under paragraph 5.1 that any amount (the “Overprovision Amount”) shall be dealt with in accordance with this paragraph 5.2:

(A)	the Overprovision Amount shall first be set off against any payment then due from the Covenantor under this schedule; and

(B)
to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this schedule and not previously refunded under this paragraph 5.2(B) or paragraph 6.3(B) up to the amount of such excess; and

(C)
to the extent that the excess referred to in paragraph 5.2(B) is not exhausted under that paragraph, then the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantor under any of the Transaction Documents.

6.	Repayments

6.1
Subject to the provisions of paragraph 6.5 and paragraph 15 (Notification and Limits on Covenantor’s Claims), this paragraph 6.1 shall apply if a Group Company has received or obtained, a repayment of Tax other than a repayment:

(A)	arising as a result of any matter referred to in paragraph 1.6; or

(B)	referred to in paragraph 8.5.

6.2	Where paragraph 6.1 applies, then to the extent that:

(A)
the repayment is of Tax paid as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax but excluding such repayment to the extent that it is a repayment of Tax paid in respect of or by reference to any Income, Profits or Gains; or

(B)
the repayment is of Tax paid in respect of any Income, Profits or Gains which were, or were reasonably believed to be, earned, accrued or received (i) on or before Completion, or (ii) in respect of a period ending on or before Completion;

and, in each case, the repayment of Tax is not a Purchaser’s Repayment, the Relevant Percentage of the amount of such repayment less the Relevant Percentage of any Tax on the full amount of the repayment and the Relevant Percentage of any reasonable costs of recovery incurred by that or any other member of the Purchaser’s Group shall be dealt with in accordance with paragraph 6.3.

6.3	Where it is provided under paragraph 6.2 that any amount (the “Repayment Amount”) shall be dealt with in accordance with this paragraph 6.3:

(A)	the Repayment Amount shall first be set off against any payment then due from the Covenantor under this schedule; and

(B)	to the extent there is an excess, the amount of such excess shall be paid to the Covenantor.

6.4
Where there would otherwise be both an Overprovision Amount and a Repayment Amount in respect of the same matter, the Covenantor shall be entitled to the benefit of only one such amount to the exclusion of the other without prejudice to the Covenantor’s ability to initiate proceedings under more than one of paragraphs 5 (Overprovisions) and 6 (Repayments).

6.5
No claim shall be made under paragraphs 5 (Overprovisions) or 6 (Repayments) to the extent that the Covenantor has already benefited from the relevant Overprovision Amount or Repayment Amount under any of the Transaction Documents.

7.	Recovery From Other Persons

7.1
If, in the event of any payment becoming due from the Covenantor under paragraph 2 (Covenant), a Group Company either is immediately entitled at the due date for the making of that payment to recover from any person (excluding any other member of the Purchaser’s Group or any employee or officer of any member of the Purchaser’s Group) any sum (including any interest) in respect of the matter that has resulted in that payment becoming due from the Covenantor, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall procure that the Group Company entitled to make that recovery shall promptly notify the Covenantor of its entitlement and shall, if so required by the Covenantor and at the Covenantor’s sole expense, take all reasonable steps to enforce that recovery (keeping the Covenantor fully informed of the progress of any action taken and providing the Covenantor with copies of all relevant correspondence and documentation) and to the extent that:

(A)
the Covenantor has not yet made a payment under paragraph 2 (Covenant) in respect of the matter in question, the amount due from the Covenantor under paragraph 2 in respect of that matter shall be reduced (but not below nil) by the Relevant Percentage of the sum so recovered by the Group Company in respect of that matter less the Relevant Percentage of any Tax on the full amount of the sum recovered and the Relevant Percentage of any reasonable costs of recovery incurred by that or any other member of the Purchaser’s Group; and

(B)	the Covenantor has made a payment under paragraph 2 (Covenant) in respect of the matter in question, the Purchaser shall account to the Covenantor for whichever is the lesser of:

(i)
the Relevant Percentage of any sum so recovered by the Group Company in respect of that matter less any Tax on the full amount of the sum recovered and the Relevant Percentage of any reasonable costs of recovery incurred by that or any other member of the Purchaser’s Group; and

(ii)	the amount paid by the Covenantor under paragraph 2 (Covenant) in respect of that matter.

7.2
If, in addition to the provisions of this paragraph 7 (Recovery From Other Persons), the provisions of either of paragraph 5 (Overprovisions) or paragraph 6 (Repayments) would apply in respect of a repayment of Tax, the provisions of paragraph 5 (Overprovisions) or paragraph 6 (Repayments) (as applicable) and not the provisions of this paragraph 7 (Recovery From Other Persons) shall apply in relation to that repayment of Tax.

8.	Tax Authority Claims Procedure

8.1	Upon the Purchaser or a Group Company becoming aware of a Tax Authority Claim relevant for the purposes of this schedule or relevant for the purposes of the Tax Warranties, the Purchaser shall:

(A)
give written notice of that Tax Authority Claim to the Covenantor as soon as reasonably practicable, or, as the case may be, shall procure that the relevant Group Company, as soon as reasonably practicable, gives written notice of that Tax Authority Claim to the Covenantor (such written notice to include reasonably sufficient details of such Tax Authority Claim, the due date for payment and the time limits for appeal, and so far as practicable, the amount of Tax involved); and

(B)
procure that the relevant Group Company takes such action and gives such information and assistance in connection with the affairs of the Group Company as the Covenantor may reasonably and promptly by written notice request to avoid, dispute, resist, appeal, compromise or defend the Tax Authority Claim, provided that the Covenantor shall indemnify the Purchaser and the relevant Group Company to their reasonable satisfaction on an after-Tax basis against all losses, costs, damages and expenses, including any additional Tax, to the extent that the same would not have arisen or been incurred but for the Covenantor having exercised any rights under this paragraph 8.

8.2
The actions which the Covenantor may reasonably request under paragraph 8.1 include (without limitation) the relevant Group Company applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Covenantor to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Authority Claim in question. If the Covenantor takes on or takes over the conduct of proceedings, the Purchaser shall provide and shall procure that the relevant Group Company provides such information and assistance as the Covenantor may reasonably require in connection with the preparation for and conduct of those proceedings.

8.3
Where, pursuant to paragraph 8.1(B), the Covenantor deals itself with any matter which could give rise to a liability under paragraphs 2 or 12.1 or under the Tax Warranties, the Covenantor shall procure that:

(A)	the Purchaser is kept fully informed of the progress of all matters relating to the Tax affairs of the relevant Group Companies in relation to such matter;

(B)	the Purchaser receives copies of, or extracts from, all written correspondence to, or from, any Tax Authority insofar as it is relevant to such matters; and

(C)	the Purchaser is consulted fully in relation to such matters (for the avoidance of doubt, without being under obligation to take any action proposed by the Purchaser during such consultation).

8.4
Where a Group Company is required by law to make a Payment on Account relating to the relevant Tax Authority Claim for any reason, including in order for the proceedings relating to the Tax Authority Claim to continue, then:

(A)
the Covenantor shall pay to the Purchaser an amount equal to the Relevant Percentage of the Payment on Account three Business Days before the date that the Payment on Account is required by law to be made, or, if later, three Business Days after the date upon which the Covenantor has been notified that the Payment on Account is required to be made; and

(B)
if the Payment on Account is required to be made in order for the proceedings relating to the Tax Authority Claim to continue, the Covenantor’s rights under paragraphs 8 and 8.2 in relation to the Tax Authority Claim shall cease unless the Covenantor pays to the Purchaser the Relevant Percentage of the amount of the Payment on Account on or before the date specified at paragraph 8.4(A) above.

“Payment on Account” means a payment into court or to a Tax Authority, in either case of, or on account of, Tax where the liability to such Tax (or to the amount of such Tax) is in dispute or otherwise not settled.

8.5
Where a Payment on Account has been made in accordance with the foregoing and a repayment of such Payment on Account is made (or a right to a repayment thereof arises), the Purchaser shall procure that the relevant Group Company notifies the Covenantor (and, in the case of a right to repayment, if so requested and at the Covenantor’s expense, takes all reasonable steps to procure such repayment) and accounts to the Covenantor for the Relevant Percentage of the amount so repaid (together with any interest thereon), less the Relevant Percentage of any Tax on the full amount repaid (together with any interest thereon) and the Relevant Percentage of any reasonable costs of obtaining the repayment incurred by any Group Company or any other member of the Purchaser’s Group.

8.6
In relation to the Covenantor’s rights under paragraph 8.1 (including as specified under paragraph 8.2) in respect of a Tax Authority Claim, where a Group Company is served with a Follower Notice relating to such Tax Authority Claim:

(A)	those rights shall include the Covenantor’s requiring or directing the taking of any actions under sections 207, 208 and/or 214 FA 2014; and

(B)
unless the Covenantor shall pay to the Purchaser an amount equal to the Relevant Percentage of any penalty due under section 208 FA 2014, its rights under paragraphs 8.1 and 8.2 in relation to the Tax Authority Claim shall cease. To the extent that any such penalty is repaid, such penalty shall be treated as having been a Payment on Account and paragraph 8.5 shall apply accordingly.

8.7	Nothing in this paragraph 8 shall: (i) require the Purchaser to procure; or (ii) permit the Covenantor, in having conduct of any proceedings, to allow, direct or require, that a Group Company:

(A)
submits any material return, computation, statement, defence, claim, notice, election, surrender, disclaimer, filing or other document or material correspondence proposed to be submitted to any Tax Authority, court or tribunal by or at the request or direction of the Covenantor (a “Covenantor’s Dispute Document”) unless the same has been submitted in draft form to the Purchaser at least fifteen Business Days before the date on which such Covenantor’s Dispute Document shall be sent to the Tax Authority, court or tribunal, the Purchaser has been given a reasonable opportunity to make comments thereon and the Covenantor has taken into account all reasonable comments of the Purchaser on such Covenantor’s Dispute Document that are received at least seven Business Days before that date;

(B)
appeals against any Tax Assessment if, the Covenantor having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this paragraph 8, the relevant Group Company has not within fifteen Business Days thereafter received instructions in writing from the Covenantor, in accordance with the preceding provisions of this paragraph 8, to make that appeal; or

(C)	takes any action (a “Relevant Action”) which is materially prejudicial to that or another Group Company’s or a member of the Purchaser’s Group’s relationship with a relevant Tax Authority.

9.	Tax Returns

9.1
The Covenantor shall prepare the Tax returns of all the Group Companies, except Accrington Technologies Limited and Nevis Technologies Limited, for all Tax Return Periods ended on or before Completion.

9.2
The Purchaser shall procure that all the Group Companies, except Accrington Technologies Limited and Nevis Technologies Limited, shall cause the returns mentioned in paragraph 9.1 which have not been submitted before Completion to be signed and submitted to the appropriate Tax Authority on a timely basis without amendment or with such amendments as the Covenantor shall agree and shall give the Covenantor all such assistance as may be required to agree those returns with the appropriate Tax Authority or Tax Authorities, provided that the Purchaser shall not be obliged to procure that a Group Company, except Accrington Technologies Limited and Nevis Technologies Limited, takes any such action as is mentioned in this paragraph 9.2 in relation to any Tax return that is not to the best of that Group Company’s knowledge correct and complete.

9.3
The Covenantor shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns of all the Group Companies, except Accrington Technologies Limited and Nevis Technologies Limited, for all Tax Return Periods ended on or before Completion.

9.4	The Covenantor shall procure that:

(A)	the Purchaser is kept fully informed of the progress of all matters relating to the Tax affairs of the Group Companies in relation to all Tax Return Periods ended on or before Completion;

(B)	the Purchaser receives copies of, or extracts from, all written correspondence to, or from, any Tax Authority insofar as it is relevant to the matters referred to in paragraph 9.4(A) above;

(C)
the Purchaser receives drafts of any return, computation, statement, defence, claim, notice, election, surrender, disclaimer, filing or other document which is to be submitted. If a time limit applies in relation to the submission of any such document, the Covenantor shall ensure that the Purchaser receives the Pre-Closing Tax Document no later than thirty Business Days before the expiry of the time limit; and

(D)
the Purchaser is consulted fully in relation to the matters referred to in paragraph 9.4(A) above and any reasonable written comments of the Purchaser are taken into account in relation to such matters provided the Purchaser’s comments are received no later than fifteen Business Days after the draft document has been received by the Purchaser pursuant to paragraph 9.4(C).

9.5
The Purchaser shall prepare the Tax returns of all the Group Companies, except Accrington Technologies Limited and Nevis Technologies Limited, for all Tax Return Periods beginning on or before, but ending after, Completion (each such Tax Return Period a “Straddle Period”).

9.6
The Purchaser shall submit each such Tax return referred to in paragraph 9.4 in draft form to the Covenantor at least thirty Business Days before the last date on which the return may be filed with the applicable Tax Authority without incurring interest and penalties (the “filing date”) and the Covenantor shall be given an opportunity to make comments thereon. The Purchaser shall properly reflect in the relevant Tax return all reasonable comments of the Covenantor that are received at least fifteen Business Days before the filing date to the extent that the comments relate to a matter which could affect a Covenantor Liability.

9.7
The Purchaser shall procure that all the Group Companies, except Accrington Technologies Limited and Nevis Technologies Limited, shall cause the completed returns mentioned in paragraph 9.6 to be signed and submitted to the appropriate Tax Authority on a timely basis and without amendment, provided that the Purchaser shall not be obliged to procure that a Group Company takes any such action as is mentioned in this paragraph 9.7 in relation to any Tax return that is not to the best of that Group Company’s knowledge correct and complete.

9.8
The Purchaser shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns of all the Group Companies, except Accrington Technologies Limited and Nevis Technologies Limited, for all Straddle Periods, provided that, where there is or is to be any correspondence, meeting or telephone call with any Tax Authority in relation to such Tax returns and that correspondence, meeting or call relates or is likely to relate, wholly or partly, to a matter which the Purchaser knows or ought reasonably to have known may affect a Covenantor Liability:

(A)
the Purchaser shall promptly send copies of all such correspondence received and copies of all draft replies to the Covenantor and shall give the Covenantor an opportunity to make comments thereon a reasonable time in advance of the submission of those replies to the relevant Tax Authority. The Purchaser shall reflect in those replies all reasonable comments of the Covenantor received before their submission to the extent that a Covenantor Liability may be affected and shall take into account all other reasonable comments of the Covenantor received before their submission; and

(B)
the Purchaser shall give reasonable advance notice of any such meeting or call to the Covenantor and the Covenantor (if acceptable to the relevant Tax Authority) shall be entitled to nominate an individual to attend and participate in such meeting or call.

9.9
Without prejudice to the foregoing provisions of this paragraph 9, the parties acknowledge and agree that, in preparing any Tax return in accordance with paragraphs 9.1 or 9.4, amending, submitting and seeking to agree any such Tax return in accordance with paragraphs 9.2 and 9.6 and preparing any documentation and dealing with any matter in relation to such Tax return in accordance with paragraphs 9.3 or 9.8, documentation will be prepared and the returns or matter will be dealt with (as the case may be) in accordance with the past practice of the Group Company in question, save to the extent that to do so would not comply with law or generally accepted accounting practice.

9.10

(A)
The Purchaser shall procure that all the Group Companies shall afford such access to their personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable the Covenantor to exercise its rights, and fulfil its obligations, under this paragraph 9.

(B)
The Covenantor shall procure that the members of the Covenantor’s Group shall afford such access to their personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable the Purchaser to exercise its rights, and fulfil its obligations, under this paragraph 9.

9.11
The Purchaser shall not, and shall procure that each Group Company (except Accrington Technologies Limited and Nevis Technologies Limited) shall not, amend or withdraw any return mentioned in paragraph 9.1 or submitted in accordance with paragraph 9.7, or make any representation, claim or filing that is inconsistent therewith, save: (i) with the express written consent of the Covenantor; or (ii) if required by a Tax Authority; or (iii) if otherwise required by law.

9.12
Where there is conflict between the foregoing provisions of this paragraph 9 (Tax Returns) and the provisions of paragraph 4 (Mitigation) or paragraph 8 (Tax Authority Claims Procedure), the provisions of paragraph 4 (Mitigation) or paragraph 8 (Tax Authority Claims Procedure) (as applicable) take precedence over the foregoing provisions of this paragraph 9 (Tax Returns).

9.13
Notwithstanding any other provision of this schedule (including those referred to in paragraph 9.12), (i) the Covenantor shall procure that no member of the Covenantor’s Group shall, and (ii) the Purchaser shall procure that no member of the Purchaser’s Group, except Accrington Technologies Limited and Nevis Technologies Limited, shall, do or omit to do anything in connection with any Interest Restriction Rules that would be inconsistent with the position in relation to any Interest Restriction Rules which:

(iii)	was reflected in the Completion Accounts (subject to any contrary express written agreement between the parties); or

(iv)	is expressly agreed in writing between the parties.

10.	Due Date of Payment

10.1
Where a payment falls to be made under this schedule, other than a payment under paragraphs 8.4 (Deductions from Payments) or paragraph 14 (Transfer Pricing), the payment shall be made in cleared funds and, save to the extent that it has already been made, the due date for the making of that payment shall be:

(v)	in the case of a payment in respect of an Actual Tax Liability, to the extent that the Actual Tax Liability does not comprise interest or penalties, the later of:

(i)	three Business Days before the last date upon which the Tax concerned can be paid without the person liable to pay it incurring a liability to interest or a charge or penalty in respect of it;

(ii)
the date falling five Business Days after the date upon which the party liable to make the payment under this schedule has been notified of the obligation to make the payment by the party entitled to claim the payment; and

(iii)
if there is a dispute with a Tax Authority and payment of the Tax is deferred, three Business Days after the date when the amount of Tax is finally and conclusively determined (and, for this purpose, an amount of Tax shall be deemed to be finally and conclusively determined when, in respect of such amount: (a) an agreement under section 54 Taxes Management Act 1970 or any legislative provision corresponding to that section is made; or (b) a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit) or, if earlier, three Business Days before the date (if any) where such deferral ceases to be available such that the Tax in dispute becomes payable;

(vi)
in any other case, the date falling five Business Days after the date upon which the party liable to make the payment under this schedule has been notified by the party entitled to claim the payment that such payment is due.

11.	Deductions from Payments, etc.

11.1
All sums payable by the Covenantor to the Purchaser under this schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law and, if any such deduction or withholding is required, the Covenantor shall provide such evidence satisfactory to the Purchaser, acting reasonably, that such deduction or withholding has been made and appropriate payment made to the relevant Tax Authority.

11.2
If any deductions or withholdings for, or on account of, Tax are required by law to be made from any of the sums payable as mentioned in paragraph 11.1 then, except to the extent that the sum constitutes interest, the Covenantor shall be obliged to pay to the Purchaser such additional amount as will, after such deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.3
If any sum payable by the Covenantor to the Purchaser under this schedule is required by law to be brought into charge to Tax within the United Kingdom in the hands of the Purchaser, then, except to the extent that the sum constitutes interest, the Covenantor shall pay such additional amount as shall be required to ensure that the total amount paid, less any Tax payable (or that would be payable but for the use of a Purchaser’s Relief) on or in respect of such amount, is equal to the amount that would be payable if the sum payable by the Covenantor were not required by law to be brought into charge to Tax in the hands of the Purchaser.

11.4
The Purchaser shall use reasonable endeavours to obtain and utilise a Relief arising in respect of any deduction or withholding in respect of which an additional amount has been paid pursuant to paragraph 11.2 and in respect of any such additional amount and, to the extent that any such Relief is obtained and utilised by the Purchaser, the Purchaser shall pay to the Covenantor, within ten Business Days of utilising such Relief, such amount as will leave the Purchaser in the same after-Tax position as that in which it would have been if no such deduction or withholding had been required by law to be made.

12.	Secondary Liabilities

12.1
Subject to paragraph 12.6, the Covenantor shall pay to the Purchaser an amount equal to any Tax Liability of a Group Company, except Accrington Technologies Limited and Nevis Technologies Limited, in respect of Tax which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, any person that is or may be treated for the purposes of any Tax as being or having been, at any time on or before Completion, a member of the same group of companies as a member of the Covenantor’s Group.

12.2
Subject to paragraph 12.6, the Purchaser shall pay to the Covenantor an amount equal to any Tax Liability of a member of the Covenantor’s Group, except Accrington Technologies Limited and Nevis Technologies Limited, in respect of Tax which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, any member of the Purchaser’s Group. No payment shall be due under this paragraph 12.2 to the extent that, had the Tax in question been discharged by the relevant member of the Purchaser’s Group (and ignoring for this purpose all of the limitations set out in Schedule 3 (Limitations on the Seller’s liability) to the Agreement but not, for the avoidance of doubt, any of the limitations set out in paragraph 3 (Limitations and Exclusions)), the Purchaser would have been entitled to make a claim against the Covenantor under this schedule in respect of such Tax; and, in such circumstances and to that extent, the Covenantor shall procure that no statutory or other right to recover in respect of that Secondary Liability shall be exercised.

12.3
If a payment is due under paragraphs 12.1 or 12.2, the payer shall also pay any reasonable out-of-pocket costs and expenses reasonably incurred by, in the case of a payment under paragraph 12.1, any member of the Purchaser’s Group or, in the case of a payment made under paragraph 12.2, any member of the Covenantor’s Group, to the extent in either case that such costs and expenses would not have been so incurred but for any Secondary Liability which gives rise to an obligation for the payer to make a payment under paragraphs 12.1 or 12.2 or with any Tax Authority Claim therefor; or in successfully taking or defending any action under paragraphs 12.1 or 12.2.

12.4
Where a party is entitled to receive an amount under this paragraph 12 and that party or an Affiliate is or becomes entitled, under any statutory provision or otherwise, to recover an amount in respect of the relevant Secondary Liability other than pursuant to this paragraph 12, then such party shall use, or shall procure that the relevant Affiliate uses, all reasonable endeavours to make such recovery. In the event that such recovery is made, such payments shall be made between the parties as will ensure that the aggregate amount paid by the paying party under this paragraph 12 is equal to the amount that would have been so payable but for this paragraph 12.4 minus the amount of such recovery net of the reasonable out-of-pocket costs and expenses properly incurred in making such recovery including any Tax on such recovery (provided that such aggregate amount shall not be less than zero).

12.5
Paragraph 8 (Tax Authority Claims Procedure) and paragraph 11 (Deductions from Payments, etc.) shall apply to the covenant in paragraph 12.2 as if references to the Purchaser were replaced with references to the Covenantor (and vice versa) and “Purchaser’s Relief” were replaced with “Relief other than a Purchaser’s Relief” and making any other necessary modifications.

12.6
Paragraph 3.1(A) (provision or reserve in Completion Accounts), paragraph 3.1(B) (paid or discharged before Completion and payment or discharge reflected in Completion Accounts), paragraph 3.1(I) (made good without cost), paragraph 3.1(K) (otherwise made recovery) and paragraph 3.1(L) (failure to comply with obligations) shall apply to the covenants in paragraphs 12.1 and 12.2, making any necessary modifications.

13.	Notional End of Tax Period
For the purposes of determining whether a Tax Liability, Relief, or entitlement to or receipt of a repayment of Tax has arisen in respect of a period ending on or before Completion or in respect of a period commencing after Completion, a Tax Period of each Group Company current at the time of Completion shall be deemed to end at that time.

14.	Transfer Pricing

14.1	If: (i) a member of the Covenantor’s Group is required to make a compensating adjustment which gives rise to, or increases, the amount of any Income, Profits or Gains; and (ii) a

Group Company is required or entitled to make a corresponding adjustment which gives rise to, or increases, any Relief, then the Purchaser shall procure that the said Group Company takes all reasonable steps to secure such corresponding adjustment and shall either:

(C)	pay to the Covenantor, to the extent possible by way of an adjustment to the consideration for the Shares; or

(D)	procure that the said Group Company shall pay to the relevant member of the Covenantor’s Group, to the extent possible by way of a balancing payment, such amount as is determined in accordance with paragraph 14.2.

14.2	The amount determined hereunder shall be the lesser of:

(vii)	the Relevant Percentage of the amount by which any Actual Tax Liability of the person making the corresponding adjustment is reduced in consequence of the corresponding adjustment; and

(viii)
the Relevant Percentage of the amount by which any Actual Tax Liability of the person making the compensating adjustment is increased (disregarding any voluntary disclaimer or postponement of any Relief by such person) in consequence of the compensating adjustment.

14.3
The Purchaser shall notify the Covenantor to which paragraph 14.1(i) applies of the corresponding adjustment once secured and of the amount referred to in paragraph 14.2(i) once ascertained. The Covenantor shall then notify the Purchaser of the amount referred to in paragraph 14.2(ii) once ascertained and under which of paragraphs (i) or (ii) of paragraph 14.2 any payment is accordingly due under paragraph 14.1.

14.4	The reference to “reasonable steps" in paragraph 14.1 shall not include taking any steps to pursue or instigate a mutual agreement procedure under any double taxation treaty (or any similar process).

14.5
The expressions “compensating adjustment”, “corresponding adjustment” and “balancing payment” shall be construed in accordance with the OECD Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations (July 2017) or any successor publication.

15.	Notification and Limits on Covenantor’s Claims

15.1
Upon becoming aware of the existence of an Overprovision Amount or a Repayment Amount, the Purchaser shall give written notice to the Covenantor setting out reasonably sufficient details of such Overprovision Amount or Repayment Amount.

15.2
The provisions of paragraphs 5 (Overprovisions) and 6 (Repayments) do not apply unless any member of the Purchaser’s Group becomes aware of the existence of an Overprovision Amount or a Repayment Amount, within the period ending on or before 5:00 p.m. on the date falling three months after the sixth anniversary of Completion.

15.3
The Covenantor shall not bring an individual claim (or a series of related claims with respect to related facts or circumstances) which is, or are, for less than the amount set out in paragraph 2.1(A) of Schedule 3 (Limitations on the Seller’s liability) to the Agreement.

16.	No Double Counting
No Relief (or part thereof) shall be taken into account, set off or credited more than once in determining or reducing a party’s liability under this Agreement (including this Schedule 5 (Tax Covenant)).

Signatures

Signed by LUC SERAPHIN for and on behalf of Rambus Inc.	/s/ Luc Seraphin

Signed by VASANT PRABHU for and on behalf of Visa International Service Association	/s/ Vasant Prabhu